                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-43565

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 21, 1998)

                               U.S. $500,000,000
                        THE BEAR STEARNS COMPANIES INC.
                          6.20% GLOBAL NOTES DUE 2003

    The 6.20% Global Notes Due 2003 (the "Notes") of The Bear Stearns Companies Inc. (the "Company") are being offered for sale in the United States and in those jurisdictions in Europe and Asia where it is legal to make such offers. See "Underwriting".

    Interest on the Notes will be payable semi-annually in same day funds on each March 30 and September 30, beginning September 30, 1998. The Notes will mature on March 30, 2003 and may not be redeemed by the Company prior to maturity except upon the occurrence of certain events involving United States taxation.

    The Notes will be issued only in fully registered form and will be represented by one or more global securities ("Global Securities") which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC"). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC for the accounts of its participants, including the U.S. Depositaries (as defined herein) for each of Cedel Bank and Euroclear (as defined herein). Except as provided herein and in the Global Securities, Notes will not be available in definitive form. The Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, settlement of any secondary market trading in the Notes will settle in same day funds. See "Description of Debt Securities -- Global Securities" in the accompanying Prospectus.

    Application will be made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List of the London Stock Exchange (the "Official List") and to the Listing Committee of The Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange") for permission to deal in, and listing of, the Notes thereon. No assurance can be given that either of such applications for listing will be approved, and settlement of the Notes is not conditional upon such listings being obtained.

    The Notes will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. Because the Company is a holding company, the Notes will be effectively subordinated to the claims of creditors of its subsidiaries with respect to the assets of those subsidiaries. At December 31, 1997, the Company had outstanding approximately $25.0 billion of indebtedness, none of which was secured, and subsidiaries of the Company had outstanding approximately $1.0 billion of indebtedness (excluding $46.2 billion relating to securities sold under repurchase agreements).
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                 PRICE TO             UNDERWRITING            PROCEEDS TO
                                                                 PUBLIC(1)             DISCOUNT(2)            COMPANY(3)
Per Note.................................................         99.978%                 .350%                 99.628%
Total....................................................      $499,890,000            $1,750,000            $498,140,000

(1) Plus accrued interest, if any, from the date of original issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended. See "Underwriting".

(3) Before deduction of estimated expenses of $260,000 payable by the Company.
                           --------------------------

    Bear, Stearns International Limited ("BSIL") is acting as Global Coordinator (the "Global Coordinator") for the offering of the Notes. The Notes are offered by the several Underwriters identified below (the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. It is expected that delivery of the Notes will be through the facilities of DTC, Cedel Bank and Euroclear on or about March 30, 1998 against payment in same day funds.

    Following completion of this offering, this Prospectus Supplement and the accompanying Prospectus may be used by BSIL (and its affiliates) in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. BSIL may act as principal or agent in such transactions.
                           --------------------------

                      BEAR, STEARNS INTERNATIONAL LIMITED

ABN AMRO                                   CHASE MANHATTAN INTERNATIONAL LIMITED
CITIBANK INTERNATIONAL PLC                             DRESDNER KLEINWORT BENSON
HSBC MARKETS                                                     LEHMAN BROTHERS
MORGAN STANLEY DEAN WITTER                 NATIONSBANC MONTGOMERY SECURITIES LLC
PARIBAS                                       SALOMON SMITH BARNEY INTERNATIONAL

                                 MARCH 24, 1998

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN CERTAIN JURISDICTIONS. IN PARTICULAR THERE ARE RESTRICTIONS ON THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFER OR SALE OF NOTES IN THE UNITED KINGDOM, FRANCE, GERMANY AND HONG KONG, DETAILS OF WHICH ARE SET OUT IN "UNDERWRITING" IN THIS PROSPECTUS SUPPLEMENT. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS OR ANY NOTES COME MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY APPLICABLE RESTRICTIONS ON THE DISTRIBUTION OF THIS DOCUMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING AND SALE OF THE NOTES.

    THE COMPANY ACCEPTS RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS DOCUMENT AND ACCOMPANYING PROSPECTUS (INCLUDING APPENDIX A THERETO). TO THE BEST OF ITS KNOWLEDGE AND BELIEF (HAVING TAKEN ALL REASONABLE CARE TO ENSURE THAT SUCH IS THE CASE) THE INFORMATION CONTAINED IN THIS DOCUMENT AND ACCOMPANYING PROSPECTUS IS IN ACCORDANCE WITH THE FACTS AND DOES NOT OMIT ANYTHING LIKELY TO AFFECT THE IMPORT OF SUCH INFORMATION.

    THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS ARE TO BE READ AS ONE IN CONJUNCTION WITH ALL DOCUMENTS WHICH ARE DEEMED TO BE INCORPORATED HEREIN BY REFERENCE (SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"). THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS SHALL, SAVE AS SPECIFIED HEREIN, BE READ AND CONSTRUED ON THE BASIS THAT SUCH DOCUMENTS ARE SO INCORPORATED AND FORM PART HEREOF.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR CONSISTENT HEREWITH AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR THE TRUSTEE.

    IN CONNECTION WITH THIS OFFERING, BSIL, ON BEHALF OF THE UNDERWRITERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING".

    References herein to "U.S. dollars" or "dollars" or "U.S. $" or "$" are to the lawful currency of the United States of America.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1997 (the "1997 Form 10-K"), (ii) the Company's Quarterly Report on Form 10-Q for the quarters ended September 26, 1997 and December 31, 1997, (iii) the Company's Current Reports on Form 8-K, dated July 29, 1997, August 13, 1997, October 14, 1997, October 28, 1997, January 14, 1998, January 15, 1998, January 21, 1998 and January 30, 1998, (iv) the Company's Current Report on Form 8-A, dated January 14, 1998 and (v) those documents incorporated by reference in the accompanying Prospectus. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and to be a part hereof and thereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement (whether expressly, by implication or otherwise). Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus Supplement and the accompanying Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000. In addition, once listing has been obtained on the London Stock Exchange and the Hong Kong Stock Exchange, such documents will be available from the principal office in England of BSIL in its capacity as listing agent for the Notes in connection with the listing of the Notes on the London Stock Exchange and from the principal office of the Paying Agent in Hong Kong, respectively.

    Where reference is made herein to the particular provisions of any contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

                            SUMMARY OF THE OFFERING

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. AS USED HEREIN, EXCEPT AS THE CONTEXT MAY OTHERWISE REQUIRE, THE "COMPANY" MEANS AND INCLUDES THE COMPANY, BEAR, STEARNS & CO. INC. AND THE COMPANY'S OTHER CONSOLIDATED SUBSIDIARIES.

ISSUER............................  The Bear Stearns Companies Inc.

SECURITIES OFFERED................  U.S. $500,000,000 aggregate principal of 6.20% Global
                                    Notes Due 2003.

SPECIFIED CURRENCY................  The Notes will be denominated in U.S. dollars and all payments in respect thereof will be made in U.S.
                                    dollars.

OFFERING PRICE....................  The Notes are being offered at a price of 99.978% of their principal amount.

DATE OF ORIGINAL ISSUANCE
  (SETTLEMENT DATE)...............  March 30, 1998.

MATURITY DATE.....................  March 30, 2003.

INTEREST PAYMENT DATES............  March 30 and September 30 in each year, commencing
                                    September 30, 1998.

RANKING...........................  The Notes will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness
                                    of the Company. Because the Company is a holding
                                    company, the Notes will be effectively subordinated to
                                    the claims of creditors of its subsidiaries with respect
                                    to the assets of those subsidiaries. At December 31,
                                    1997, the Company had outstanding approximately $25.0
                                    billion of indebtedness, none of which was secured, and
                                    subsidiaries of the Company had outstanding
                                    approximately $1.0 billion of indebtedness (excluding
                                    approximately $46.2 billion relating to securities sold
                                    under repurchase agreements).

MANDATORY REDEMPTION
  (SINKING FUND)..................  None.

OPTIONAL REDEMPTION...............  The Notes may not be redeemed prior to maturity except upon the occurrence of certain events involving U.S.
                                    taxation. See "Redemption by the Company Upon Certain
                                    Events" below.

PAYMENT OF ADDITIONAL AMOUNTS.....  Subject to the exceptions and limitations set forth herein, the Company will pay as additional interest or,
                                    as the case may be, principal on the Notes such
                                    additional amounts as are necessary in order that the
                                    net payment by the Company or a paying agent of the
                                    interest on and principal of the Notes to a Non-U.S.
                                    Holder (as defined under "Certain United States Federal
                                    Income Tax Considerations"), after deduction for any
                                    present or future tax, assessment or governmental charge
                                    of the United States or a political subdivision or
                                    taxing authority thereof or therein, imposed by
                                    withholding with respect to the payment, will not be
                                    less than the amount provided in the Notes to be then
                                    due and payable. See "Description of Notes--Payment of
                                    Additional Amounts" herein.

REDEMPTION BY THE COMPANY UPON
  CERTAIN EVENTS..................  If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated
                                    thereunder) of the United States (or any political
                                    subdivision or taxing authority thereof or therein), or
                                    any change in, or amendments to, official position
                                    regarding the application or interpretation of such
                                    laws, regulations or rulings, which change or amendment
                                    is announced or becomes effective on or after the date
                                    of this Prospectus Supplement, the Company becomes or
                                    will become obligated to pay additional amounts as
                                    described herein under the heading "Payment of
                                    Additional Amounts" or (b) any act is taken by a taxing
                                    authority of the United States on or after the date of
                                    this Prospectus Supplement, whether or not such act is
                                    taken with respect to the Company or any affiliate, that
                                    results in a substantial probability that the Company
                                    will or may be required to pay such additional amounts,
                                    then, subject to certain conditions specified herein,
                                    the Company may, at its option, redeem, as a whole, but
                                    not in part, the Notes on any Interest Payment Date on
                                    not less than 30 nor more than 60 days' prior notice, at
                                    a redemption price equal to 100% of their principal
                                    amount, together with interest accrued thereon to the
                                    date fixed for redemption. See "Description of
                                    Notes--Redemption by the Company Upon a Tax Event"
                                    herein.

USE OF PROCEEDS...................  The net proceeds from the sale of the Notes, approximately U.S. $498.0 million, will be used by the
                                    Company for general corporate purposes, which may
                                    include additions to working capital, the repayment of
                                    short-term indebtedness and investments in, or
                                    extensions of credit to, subsidiaries.

BOOK-ENTRY FORM...................  The Notes will be issued only in fully registered form and will be represented by one or more Global Securities
                                    which will be deposited with a custodian for, and
                                    registered in the name of a nominee of, DTC. Beneficial
                                    interests in the Global Securities will be shown on, and
                                    transfers thereof will be effected through, the records
                                    maintained by DTC for the accounts of its participants,
                                    including Cedel Bank and Euroclear. Such beneficial
                                    interests will be in denominations of U.S. $1,000 and
                                    integral multiples thereof. Investors may elect to hold
                                    interests in the Global Securities in the United States
                                    through DTC or outside the United States through Cedel
                                    Bank, societe anonyme ("Cedel Bank") or Morgan Guaranty
                                    Trust Company of New York, Brussels Office, as operator
                                    of the Euroclear System ("Euroclear") if they are
                                    participants in those systems, or indirectly through
                                    organizations that are participants in those systems.
                                    Except as described herein, owners of beneficial
                                    interests in the Global Securities will not be entitled
                                    to have Notes registered in their names and the Notes
                                    will not be available in definitive form.

                                    Secondary market trading between DTC participants will
                                    occur in the ordinary way in accordance with DTC's rules
                                    and will be settled in same day funds using DTC's
                                    Same-Day Funds Settlement System. Secondary market
                                    trading between Cedel Bank participants and/or Euroclear
                                    participants will occur in the ordinary way in
                                    accordance with the applicable rules and operating
                                    procedures of Cedel Bank and Euroclear and will be
                                    settled, using the procedures applicable to conventional
                                    Eurobonds, in same day funds. Cross-market transfers
                                    between persons holding directly or indirectly through
                                    DTC, on the one hand, and directly or indirectly through
                                    Cedel Bank participants or Euroclear participants, on
                                    the other, will be effected through DTC by its U.S.
                                    Depositary on behalf of Cedel Bank or Euroclear, as the
                                    case may be, in accordance with DTC rules, regulations
                                    and procedures. See "Description of Debt
                                    Securities--Global Securities" in the accompanying
                                    Prospectus and "Description of Notes--General" and
                                    "Description of the Notes--Global Clearance and
                                    Settlement Procedures" elsewhere in this Prospectus
                                    Supplement.

EVENTS OF DEFAULT.................  See "Description of Debt Securities--Events of Default"
                                    in the accompanying Prospectus.

LIMITATION ON LIENS...............  See "Description of Debt Securities--Limitation on
                                    Liens" in the accompanying Prospectus.

LISTING...........................  Application will be made to the London Stock Exchange and the Hong Kong Stock Exchange for listing of the
                                    Notes thereon. No assurance can be given that either of
                                    such applications will be approved, and settlement of
                                    the Notes is not conditional upon such listings being
                                    obtained.

GOVERNING LAW.....................  New York.

SELLING RESTRICTIONS..............  There are selling restrictions in relation to certain jurisdictions, including the United Kingdom, Hong Kong,
                                    Germany and France. See "Underwriting" herein.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 1.3 for the fiscal quarter ended December 31, 1997, 1.3 for the fiscal quarter ended September 26, 1997 and 1.4 for the year ended June 30, 1997. The ratio was calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses.

                        THE BEAR STEARNS COMPANIES INC.

    The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. ("NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York. See "Description of the Company".

DIRECTORS OF THE COMPANY

    The following table sets forth certain information as of March 24, 1998 concerning directors of the Company.

                                                                                                           YEAR FIRST
                                                                                                           ELECTED TO
                                                                                                            SERVE AS
                                                                                                            DIRECTOR
                                                AGE AS OF                                                      OF
                                                MARCH 15,                 PRINCIPAL OCCUPATION                THE
NAME                                              1998                   AND DIRECTORSHIPS HELD             COMPANY
------------------------------------------  -----------------  ------------------------------------------  ----------
James E. Cayne                                         64      President and Chief Executive Officer of       1985
                                                               the Company and Bear Stearns, member of
                                                               the Executive Committee of the Company
                                                               (the "Executive Committee") and Chairman
                                                               of the Management and Compensation
                                                               Committee
Carl D. Glickman                                       71      Private investor; in the United States,        1985
                                                               Director, Continental Health Affiliates,
                                                               Inc., Franklin Holdings, Inc., Infutech,
                                                               Inc., Lexington Corporate Properties, Inc.
                                                               and Office Max Inc.; in Israel, Director,
                                                               Alliance Tire Company (1992) Ltd. and The
                                                               Jerusalem Economic Corporation Ltd.
Alan C. Greenberg                                      70      Chairman of the Board of the Company and       1985
                                                               Bear Stearns and Chairman of the Executive
                                                               Committee
Donald J. Harrington                                   52      President, St. John's University;              1993
                                                               Director, The Reserve Fund, Reserve
                                                               Institutional Trust, Reserve Tax-Exempt
                                                               Trust, Reserve New York Tax-Exempt Trust
                                                               and Reserve Special Portfolios Trust
William L. Mack                                        58      Senior Managing Partner, The Mack Company;     1997
                                                               Founding Principal, Apollo Real Estate
                                                               Advisors, L.P.; General Partner, The
                                                               Apollo Real Estate Investment Funds;
                                                               Chairman of the Board of Metropolis Realty
                                                               Trust, Inc.; Director, Koger Equity, Inc.
                                                               and Vail Resorts, Inc.
Frank T. Nickell                                       50      President, Kelso & Company; Director,          1993
                                                               Earle M. Jorgensen Company and Peebles
                                                               Inc.

                                                                                                           YEAR FIRST
                                                                                                           ELECTED TO
                                                                                                            SERVE AS
                                                                                                            DIRECTOR
                                                AGE AS OF                                                      OF
                                                MARCH 15,                 PRINCIPAL OCCUPATION                THE
NAME                                              1998                   AND DIRECTORSHIPS HELD             COMPANY
------------------------------------------  -----------------  ------------------------------------------  ----------
Frederic V. Salerno                                    55      Senior Executive Vice President,               1992
                                                               CFO/Strategy and Director of Bell Atlantic
                                                               Corporation; Director, Avnet, Inc., Orange
                                                               & Rockland Utilities, Inc. and Viacom,
                                                               Inc.
Vincent Tese                                           54      Chairman, Wireless Cable International         1994
                                                               Inc.; Director, Angram, Inc., Cablevision
                                                               International, Quintel Entertainment Inc.,
                                                               Bowne & Co., Inc. and Allied Waste
                                                               Industries Inc.
Fred Wilpon                                            61      Chairman of the Board of Directors of          1993
                                                               Sterling Equities, Inc.; Chairman of the
                                                               Board of Directors of Pathogenesis Corp.;
                                                               President and Chief Executive Officer of
                                                               the New York Mets

    Mr. Cayne has been Chief Executive Officer of the Company and Bear Stearns since July 1993. Mr. Cayne has been President of the Company for more than the past five years.

    Mr. Glickman has been a private investor for more than the past five years. Mr. Glickman is also currently Chairman of the Compensation Committee of the Board of Directors of the Company.

    Mr. Greenberg has been Chairman of the Board of the Company for more than the past five years. Mr. Greenberg was Chief Executive Officer of the Company and Bear Stearns from the Company's inception until July 1993.

    Father Harrington has been the President of St. John's University for more than the past five years.

    Mr. Mack has been Senior Managing Partner of The Mack Company (a national owner, developer and investor in office and industrial buildings and other real estate investments) for more than the past five years, and a Founding Principal of Apollo Real Estate Advisors, L.P. (a manager of real estate investment funds), the General Partner of the Apollo Real Estate Investment Funds, since April 1993. Mr. Mack is also Chairman of the Board of Metropolis Realty Trust, Inc. (the owner of high rise office buildings).

    Mr. Nickell has been President of Kelso & Company, a privately held merchant banking firm, for more than the past five years.

    Mr. Salerno is the Senior Executive Vice President, CFO/Strategy of Bell Atlantic Corporation ("Bell Atlantic"). Prior to the merger of NYNEX Corp. ("NYNEX") and Bell Atlantic, Mr. Salerno was the Vice Chairman of the Board of NYNEX for more than the past five years.

    Mr. Tese has been Chairman of Wireless Cable International Inc. (a wireless cable company) since April 1995. Mr. Tese was Chairman of Cross Country Wireless Inc. (a wireless cable company) from October 1994 to July 1995 and was a corporate officer and a general partner of Cross Country Wireless Inc.'s predecessors, Cross Country Wireless Cable-I, L.P. and Cross Country Wire Cable West, L.P., from 1990 until October 1994. Mr. Tese was the Director of Economic Development for the State of New York from June 1987 to December 1994. Mr. Tese is also currently Chairman of the Audit Committee of the Board of Directors of the Company.

    Mr. Wilpon has been Chairman of the Board of Directors of Sterling Equities, Inc., a privately held entity, and certain affiliates thereof, which are primarily real estate development/owner management companies, for more than the past five years. Mr. Wilpon has also been President and Chief Executive Officer of the New York Mets baseball team for more than the past five years. Mr. Wilpon has also been Chairman of the Board of Directors of Pathogenesis Corp., a publicly held pharmaceutical company, since May 4, 1995.

    There is no family relationship among any of the directors or executive officers of the Company.

    All directors hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

    The business address of each director is 245 Park Avenue, New York, New York 10167, U.S.A.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes, approximately U.S.$498.0 million, will be used by the Company for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extension of credit to, subsidiaries.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company and its subsidiaries as of December 31, 1997 and as adjusted to give effect to the sale of the Notes offered hereby.

                                                                                           DECEMBER 31, 1997
                                                                                        -----------------------
                                                                                          ACTUAL    AS ADJUSTED
                                                                                        ----------  -----------

                                                                                            (IN THOUSANDS)
                                                                                              (UNAUDITED)
SHORT-TERM BORROWINGS:
  Bank Borrowing......................................................................  $  459,889   $ 459,889
  Commercial Paper....................................................................   7,625,286   7,625,286
  Medium-Term Notes & Other...........................................................   6,437,793   6,437,793
                                                                                        ----------  -----------
      TOTAL SHORT-TERM BORROWINGS.....................................................  $14,522,968 1$4,522,968
                                                                                        ----------  -----------
                                                                                        ----------  -----------
LONG-TERM BORROWINGS:
  Floating Rate Notes due 1998 to 2030................................................  $1,419,435   $1,419,435
  Fixed Rate Senior Notes due 1998 to 2007; interest rates ranging from 5.75% to
  9.375%..............................................................................   4,461,039   4,961,039
  Medium-Term Notes and Other.........................................................   5,014,098   5,014,098
                                                                                        ----------  -----------
      TOTAL LONG-TERM BORROWINGS......................................................  10,894,572  11,394,572
                                                                                        ----------  -----------
Preferred Stock Issued by Subsidiary..................................................     150,000     150,000
Guaranteed Preferred Beneficial Interests in Company Subordinated Debt
  Securities(1).......................................................................     200,000     200,000
STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value, 10,000,000 shares authorized:
  Adjustable Rate Cumulative Preferred Stock,
    Series A--$50 liquidation preference; 3,000,000 shares issued.....................     150,000     150,000
  Cumulative Preferred Stock, Series B--$200 liquidation preference;
    937,500 shares issued and outstanding.............................................     187,500     187,500
  Cumulative Preferred Stock, Series C--$200 liquidation preference;
    500,000 shares issued and outstanding.............................................     100,000     100,000
  Common Stock, $1.00 par value; 200,000,000 shares
    authorized; 167,784,941 shares issued.............................................     167,785     167,785
Paid-in Capital.......................................................................   1,883,674   1,883,674
Retained Earnings.....................................................................   1,306,688   1,306,688
Capital Accumulation Plan.............................................................     694,967     694,967
Treasury Stock:
  Adjustable Rate Cumulative Preferred Stock,
    Series A--2,520,750 shares........................................................    (103,421)   (103,421)
  Common Stock--50,993,838 shares.....................................................    (835,604)   (835,604)
Note Receivable from ESOP Trust.......................................................      (7,114)     (7,114)
                                                                                        ----------  -----------
      TOTAL STOCKHOLDERS' EQUITY......................................................   3,544,475   3,544,475
                                                                                        ----------  -----------
TOTAL LONG-TERM BORROWINGS, PREFERRED STOCK
  ISSUED BY SUBSIDIARY, GUARANTEED PREFERRED BENEFICIAL INTERESTS
  IN COMPANY SUBORDINATED DEBT SECURITIES AND STOCKHOLDERS' EQUITY....................  $14,789,047 1$5,289,047
                                                                                        ----------  -----------
                                                                                        ----------  -----------

------------------------------
Notes:

(1) The "Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities" reflects capital securities issued by Bear Stearns Capital Trust
    I. The trust is a wholly owned subsidiary of the Company and holds certain subordinated debentures as its sole asset.

(2) By virtue of the nature of the business of the Company and its subsidiaries, its borrowings, particularly its short-term borrowings, fluctuate from day to day in the ordinary course of its business. Since December 31, 1997 there has been no material change in the consolidated capitalization of the Company.

(3) The Company's issued and outstanding capital stock is fully paid.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The data set forth below for the fiscal years ended June 30, 1997, 1996, 1995, 1994 and 1993 have been extracted from the audited consolidated financial statements of the Company and its subsidiaries for those years. The data set forth below for the six months ended December 31, 1997 and 1996 have been extracted from the unaudited consolidated financial statements of the Company and its subsidiaries for those periods.

                               SIX MONTHS    SIX MONTHS    FISCAL YEAR   FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
                                 ENDED         ENDED          ENDED         ENDED        ENDED        ENDED        ENDED
  IN THOUSANDS, EXCEPT SHARE  DECEMBER 31,  DECEMBER 31,    JUNE 30,      JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,
    AND OTHER DATA                1997          1996          1997          1996         1995         1994         1993
----------------------------  ------------  ------------  -------------  -----------  -----------  -----------  -----------
OPERATING RESULTS
  Revenues..................    3,806,072     2,792,683   $   6,077,278  $ 4,963,863  $ 3,753,572  $ 3,440,638  $ 2,853,185
  Interest expense..........    1,763,219     1,163,865       2,551,364    1,981,171    1,678,515    1,023,866      710,086
  Revenues, net of interest
    expense.................    2,069,853     1,628,818       3,525,914    2,982,692    2,075,057    2,416,772    2,143,099
  Non-interest expenses
  Employee compensation and
    benefits................    1,034,990       801,197       1,726,931    1,469,448    1,080,487    1,227,061    1,037,099
  Other.....................      508,120       358,549         785,293      678,318      606,488      546,912      491,602
  Total non-interest
    expenses................    1,543,110     1,159,746       2,512,224    2,147,766    1,686,975    1,773,973    1,528,701
  Income before provision
    for income taxes........      526,743       469,072       1,013,690      834,926      388,082      642,799      614,398
  Provision for income
    taxes...................      204,903       184,111         400,360      344,288      147,471      255,834      251,951
  Net income................      321,840       284,961   $     613,330  $   490,638  $   240,611  $   386,965  $   362,447
                              ------------  ------------  -------------  -----------  -----------  -----------  -----------
  Net income applicable to
    common shares...........      309,991       272,991   $     589,497  $   466,145  $   215,474  $   362,592  $   355,696
                              ------------  ------------  -------------  -----------  -----------  -----------  -----------
FINANCIAL POSITION
  Total assets..............  137,511,025   105,396,150   $ 121,433,535  $92,085,157  $74,597,160  $67,392,018  $57,439,505
  Long-term borrowings......   10,894,572     6,429,221   $   8,120,328  $ 6,043,614  $ 4,059,944  $ 3,408,096  $ 1,883,123
  Stockholders' equity......    3,894,475(1,2)3,038,489(1)$   3,626,371(1,2)$2,895,414(1)$2,502,461(1)$2,316,566(1)$1,776,530
  Common shares
    outstanding(3)..........  151,567,190   151,529,085     151,561,465  151,274,714  151,465,966  149,208,420  149,353,528
                              ------------  ------------  -------------  -----------  -----------  -----------  -----------
PER SHARE DATA
  Earnings per share(3,4)...  $      2.22   $      1.92   $        4.20  $      3.27  $      1.54  $      2.50  $      2.47
  Cash dividends declared
    per common share(3).....  $       .30   $      0.29   $        0.59  $      0.55  $      0.52  $      0.50  $      0.47
  Book value per common
    share(3)................  $     21.43   $     17.67   $       19.56  $     16.03  $     13.34  $     12.31  $     10.32
                              ------------  ------------  -------------  -----------  -----------  -----------  -----------
OTHER DATA
  Return on average common
    equity..................         21.9%         27.0%           27.9%        25.6%        13.5%        23.3%        28.8%
                              ------------  ------------  -------------  -----------  -----------  -----------  -----------
  Profit margin(5)..........         25.4%         28.8%           28.7%        28.0%        18.7%        26.6%        28.7%
  Employees.................        8,700         7,800           8,309        7,749        7,481        7,321        6,306
                              ------------  ------------  -------------  -----------  -----------  -----------  -----------

------------------------------

(1) Includes $150 million of Exchangeable Preferred Income Cumulative Shares which were issued by a subsidiary of the Company. See Note 8 of Notes to Consolidated Financial Statements.

(2) Includes $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities which were issued by a subsidiary of the Company. See Note 8 of Notes to Consolidated Financial Statements.

(3) Adjusted to reflect stock dividends.

(4) See Note 1 of Notes to Consolidated Financial Statements.

(5) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                            DESCRIPTION OF THE NOTES

    THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS OF THE COMPANY'S DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE FOLLOWING SUMMARY OF THE NOTES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO AND TO THE INDENTURE REFERRED TO HEREIN. A COPY OF THE INDENTURE, AS AMENDED, HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THE ACCOMPANYING PROSPECTUS IS A PART AND IS AVAILABLE AS SET FORTH UNDER "GENERAL INFORMATION".

GENERAL

    The Notes constitute a single series of debt securities of the Company under the Indenture dated as of May 31, 1991, as amended (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. As at the date of this Prospectus Supplement, $15,096,329,575 aggregate principal amount of debt securities have been previously issued under the Indenture and are outstanding.

    The Notes will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from the date of original issue or the most recent interest payment date to which interest has been paid, payable semi-annually in same day funds on March 30 and September 30 (or on the next succeeding Business Day (as defined herein) if such date is not a Business Day provided that, in each instance, holders shall not be entitled to further interest or other payment in respect of such delay) of each year, commencing September 30, 1998, to each person in whose name a Note is registered at the close of business on the immediately preceding March 15 or September 15, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will be payable by the Principal Paying Agent (as defined below) to DTC, or its nominee, by wire transfer of same day funds for credit to the accounts of DTC's participants and subsequent distribution to the beneficial owners of the Notes, or, if the Notes are issued in certificated form, by the Principal Paying Agent to the registered holder thereof against presentation and surrender by such holder of its Note at the specified office of any Paying Agent, by US dollar check drawn on a bank in New York City and mailed on the Business Day immediately preceding the due date therefor.

    The Chase Manhattan Bank, the Trustee under the Indenture, will serve as Principal Paying Agent (the "Principal Paying Agent") for the Notes. The Company has also agreed, so long as the Notes are listed on the London Stock Exchange and the Hong Kong Stock Exchange, and the rules of such exchanges so require, to appoint and maintain a transfer agent and paying agent in each of London and Hong Kong, respectively. The Company has appointed The Chase Manhattan Bank to serve as registrar (the "Registrar") in the Indenture. The terms "Paying Agent" and "Transfer Agent" shall include the Principal Paying Agent and the Registrar, respectively, together with any additional or successor such agents appointed by the Company. The names of the initial Paying Agents and Transfer Agents and their initial specified offices are set out below.

    The Notes will mature at par on March 30, 2003. The Notes will not be redeemable prior to maturity except upon the occurrence of certain events involving U.S. taxation, as discussed below under "Redemption by the Company Upon Certain Tax Events." The Company is entitled to defease the Notes subject to compliance with the terms of the Indenture. See "Description of Debt Securities--Defeasance" in the accompanying Prospectus.

    The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

PAYMENT OF ADDITIONAL AMOUNTS

    Subject to the exceptions and limitations set forth below, the Company will pay as additional interest or, as the case may be, principal on the Notes such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a person that is not a U.S. Holder (as defined under "Certain United States Federal Income Tax Considerations", below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

    (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

        (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

        (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

        (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

        (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

    (2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

    (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

    (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

    (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

    (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

    (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

    (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and
(7).

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption by the Company Upon Certain Tax Events," the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

REDEMPTION BY THE COMPANY UPON CERTAIN TAX EVENTS

    If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or will become obligated to pay additional amounts as described herein under the heading "Payment of Additional Amounts" or (b) any act is taken by a taxing authority of the United States on or after the date of this Prospectus Supplement, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such additional amounts, then the Company may, at its option, redeem, as a whole, but not in part, the Notes on any Interest Payment Date on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (b) above may be made unless the Company shall have delivered to the Trustee a written opinion of independent legal counsel of recognized legal standing to the effect that an act taken by a taxing authority of the United States has resulted or will result in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "Payment of Additional Amounts" and that the Company is therefore entitled to redeem the Notes pursuant to their terms.

UNCLAIMED AMOUNTS

    The Indenture provides that any payments in respect of principal and interest remaining which are unclaimed for two years after their due date shall be paid to the Company, and the holder of such Note or coupon shall thereafter, as an unsecured creditor, look only to the Company for payment thereof.

NOTICES

    All notices regarding the Notes shall be valid if published (i) in a leading English language daily newspaper of general circulation in London, (ii) for so long as the Notes are listed on the Hong Kong Stock Exchange (and such stock exchange requires), in a daily newspaper of general circulation in Hong Kong and
(iii) in a leading English language daily newspaper of general circulation in New York. It is expected that such publication will be made in (i) the FINANCIAL TIMES or another daily newspaper in London approved by the Trustee or, if this is not possible, in one other English language daily newspaper approved by the Trustee with general circulation in Europe, (ii) the SOUTH CHINA MORNING POST in Hong Kong and (iii) THE WALL STREET JOURNAL (Eastern Edition) in New York. Any such notice will be deemed to have been given on the date of the first publication in all the relevant newspapers.

    Until such time as any definitive Notes are issued, there may, so long as the Global Securities are held in its or their entirety on behalf of Euroclear and/or Cedel Bank and DTC, be substituted for such publication in such newspapers the delivery of the relevant notice to Euroclear and/or Cedel Bank and DTC for communication by them to the holders of the Notes. Any such notice shall be deemed to have been given to the holders of the Notes on the seventh day after the day on which the said notice was given to Euroclear and/or Cedel Bank or DTC.

FURTHER ISSUANCE

    The Company may, from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further notes ranking PARI PASSU with the Notes in all respects (except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the Notes and have the same term as to status, redemption or otherwise as the Notes.

BOOK-ENTRY, DELIVERY AND FORM

    The Notes will be issued in the form of one or more fully registered global notes (the "Global Securities") which will be deposited with a custodian for, or on behalf of, DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC ("DTC Participants"). Investors may elect to hold interests in the Global Securities through either DTC (in the United States) or Cedel Bank, societe anonyme ("Cedel Bank") or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") (outside the United States) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("DTC Participants") deposit with DTC. DTC also facilitates the settlement among DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its "Direct Participants" and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. The rules applicable to DTC and DTC Participants are on file with the Securities and Exchange Commission.

    Cedel Bank is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Bank Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry charges in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary,

Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include some of the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant either directly or indirectly. Distributions with respect to the Notes held beneficially through Cedel Bank will be credited to cash accounts of Cedel Bank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

    Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include some of the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian Branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depository for Euroclear.

    Definitive Notes may be issued upon (i) Euroclear and/or Cedel Bank being closed for a continuous period of 14 days (other than by reason of public holidays) and/or (ii) in the limited circumstances set forth in "Description of the Debt Securities--Global Securities" of the accompanying Prospectus. If definitive Notes are issued, payment of principal of and interest on the Notes will be made as set forth under "Description of Notes--General", above. Definitive Notes can be transferred by presentation for registration to the Registrar or other transfer agent at any of their specified offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the holder or his attorney duly authorized in writing. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

    For the purposes hereof, "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banks are authorized or required by law or regulation to close in New York and, where definitive Notes have been issued, the relevant place of presentation.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the Notes will be made in same day funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in same day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Cedel Bank Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form in same day funds.

    Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

    TRADING BETWEEN DTC PURCHASERS AND SELLERS. Secondary market trading between DTC Participants will be settled using the procedures applicable to global bonds in same-day funds.

    TRADING BETWEEN EUROCLEAR AND/OR CEDEL BANK PARTICIPANTS. Secondary market trading between Euroclear Participants and/or Cedel Bank Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

    TRADING BETWEEN DTC SELLER AND EUROCLEAR OR CEDEL BANK PURCHASER. When Notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Cedel Bank Participant, the purchaser will send instructions to Euroclear or Cedel Bank through a Euroclear or Cedel Bank Participant, as the case may be, at least one business day prior to settlement. Euroclear or Cedel Bank will instruct its respective depositary to receive such Notes against payment. Payment will then be made by the depositary to the DTC Participant's account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing systems, and by the clearing system, in accordance with its usual procedures, to the Euroclear or Cedel Bank Participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (I.E. the trade fails), the Euroclear or Cedel Bank cash debit will be valued instead as of the actual settlement date.

    Euroclear and Cedel Bank Participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit. Under this approach, DTC Participants may, however, take on credit exposure to Euroclear and Cedel Bank until the interests in the Global Note are credited to their accounts one day later.

    As an alternative, if Euroclear or Cedel Bank has extended a line of credit to a Euroclear or Cedel Bank Participant, as the case may be, such Participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Cedel Bank Participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

    Since the settlement will occur during New York business hours, DTC Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Cedel Bank for the benefit of Euroclear or Cedel Bank Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC seller, a cross-market sale transaction will settle no differently than a trade between two Participants.

    TRADING BETWEEN EUROCLEAR OR CEDEL BANK SELLER AND DTC PURCHASER. Due to time zone differences in their favor, Euroclear and Cedel Bank Participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system, through its respective depositary, to a DTC Participant. The seller will send instructions to Euroclear or Cedel Bank through a Euroclear or Cedel Bank Participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct its respective depositary to credit the Notes to the DTC Participant's account against payment. The payment will then be reflected in the account of the Euroclear or Cedel Bank Participant on the following day, and receipt of the cash proceeds in the Euroclear or Cedel Bank Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York).

    Should the Euroclear or Cedel Bank Participant have a line of credit in its respective clearing system and elect to be in a debt position in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (I.E. the trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank Participant's account would instead be valued as of the actual settlement date.

    Finally, day traders that use Euroclear or Cedel Bank to purchase Notes from DTC Participants for delivery to Euroclear or Cedel Bank Participants should note that these trades automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem: (i) borrowing through Euroclear or Cedel Bank for one day (until the purchase side of the day trade is reflected in their Euroclear or Cedel Bank accounts) in accordance with the clearing system's customary procedures; (ii) borrowing the Notes in the United States from a DTC Participant no later than one day prior to settlement, which would give the Notes sufficient time to be reflected in their Euroclear or Cedel Bank account in order to settle the sale side of the trade; or (iii) staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Euroclear or Cedel Bank Participant.

    Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither the Company nor the Underwriters will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                           DESCRIPTION OF THE COMPANY

GENERAL

    GENERAL DEVELOPMENT OF THE BUSINESS

    The Company was incorporated under the laws of the State of Delaware on August 21, 1985. The Company is a holding company that through its subsidiaries, principally Bear Stearns and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a wholly owned subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling the Company's proprietary and customer transactions. The Company succeeded on October 29, 1985, to the business of Bear, Stearns & Co., a New York limited partnership (the "Partnership").

    FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

    The Company's business activities are highly integrated and constitute a single industry segment. During each of the three successive fiscal years ending June 30, 1997, classes of similar products or services outside this industry segment represented less than 10% of consolidated revenues, operating-profit, and assets. Financial information regarding the Company's foreign operations for each of these fiscal years is set forth under the Notes to the Consolidated Financial Statements in Footnote 13, entitled "Segment and Geographic Area Data," in the Company's 1997 Annual Report to Stockholders (the "Annual Report").

    NARRATIVE DESCRIPTION OF BUSINESS

    The Company is a holding company which through its principal subsidiaries, Bear Stearns and BSSC, is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes: market-making and trading in corporate, United States government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the NYSE; providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company ("CTC"), located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker dealers registered with the SEC. They are also members of the NYSE, all other principal United States securities and commodities exchanges, the NASD and the National Futures Association ("NFA"). Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

    As of December 31, 1997, the Company had approximately 8,700 employees.

SECURITIES TRADING ACTIVITIES

    GENERAL. The Company makes inter-dealer markets and trades on a principal basis in a wide range of instruments including: corporate debt and equity securities; United States and foreign-government securities; government-agency securities; mortgages and mortgage-backed securities; other asset-backed securities; municipal and other tax-exempt securities; and interest-rate swaps and other derivative products. Bear Stearns is one of the largest dealers in the United States in fixed income securities, including United States government and agency securities, mortgage-backed securities, and corporate and municipal securities. Inventories of fixed income, listed-equity, and over-the-counter equity securities are carried to facilitate sales to customers and other dealers.

    UNITED STATES GOVERNMENT AND AGENCY OBLIGATIONS. The Company is recognized by the Federal Reserve Bank of New York as a primary dealer in United States Government, government-guaranteed and agency obligations, and similar instruments. The Company participates in the auction of, and maintains proprietary positions in, United States Treasury bills, notes, bonds, and stripped-coupon securities. The Company also participates as a selling group member and/or underwriter in the distribution of various United States government-agency and sponsored-corporation securities and maintains proprietary positions in such securities. In connection with these activities, the Company enters into transactions in options, futures and forward contracts to hedge its proprietary positions. As a primary dealer, Bear Stearns furnishes weekly reports of its inventory positions and market transactions in United States government securities to the Federal Reserve Bank of New York. Bear Stearns also buys and sells government securities directly with the Federal Reserve Bank of New York as part of the Bank's open-market activities. The Company's daily trading inventory in United States government, government-guaranteed and agency obligations is mainly financed through the use of repurchase agreements. In addition, the Company serves as an intermediary between borrowers and lenders of short-term funds, mainly via repurchase and reverse-repurchase agreements.

    CORPORATE FIXED INCOME SECURITIES. The Company acts as a dealer in sovereign and corporate fixed income securities and preferred stocks in New York, London, Hong Kong and Tokyo. It buys and sells these securities for its own account in principal transactions with institutional and individual customers, as well as other dealers. The Company conducts trading in the full spectrum of U.S. dollar and non-U.S. dollar debt securities. The Company offers hedging and arbitrage services to U.S. and foreign institutional and individual customers utilizing financial futures and other instruments. Moreover, the Company offers quantitative, strategic and research services relating to fixed income securities to its U.S. and international clients. The Company participates in the trading and sales of high yield, non-investment-grade securities and the securities and bank loans of companies subject to pending bankruptcy proceedings.

    MORTGAGE-RELATED SECURITIES AND PRODUCTS. The Company trades and makes markets in the following mortgage-related securities and products: Government National Mortgage Association ("GNMA") securities; Federal Home Loan Mortgage Corporation ("FHLMC") Participation Certificates; Federal National Mortgage Association ("FNMA") mortgage-backed securities; Small Business Administration loans; loans guaranteed by the Farmers Home Loan Administration; Federal Housing Authority insured multi-family loans; real estate mortgage investment conduit ("REMIC") and non-REMIC collateralized mortgage obligations, including residual interests; and other derivative mortgage-backed securities and products. The Company also trades real estate mortgage loans originated by unaffiliated mortgage lenders, both on a securitized and non-securitized basis. The Company acts as underwriter and placement agent in transactions involving rated and unrated mortgage-related securities issued by affiliated and unaffiliated parties. The Company enters into significant commitments--such as forward contracts--on GNMA, FNMA and FHLMC securities, and on other rated and unrated mortgage-related securities. Certain rated and unrated mortgage-related securities are considered to be liquid, while other such securities, and non-securitized mortgage loans, are considered to be less readily marketable.

    The Company trades GNMA, FNMA and FHLMC "to be announced" securities--having a stated coupon and the original term to maturity, although the issuer and/or the specific pool of mortgage loans is not known at the time of the transaction. The Company buys and sells such securities for its own account in transactions with institutional and individual customers, as well as with other dealers. Under the Company's trading agreements, the Company generally has the right to request margin from its counterparty.

    The Company, through various special-purpose subsidiaries, purchases, sells, and services entire loan portfolios of varying quality. These portfolios are generally purchased from financial institutions and other secondary mortgage-market sellers. Prior to bidding on a portfolio of loans, an analysis of the portfolio is performed by experienced mortgage-loan underwriters. Upon acquisition of a loan portfolio, the loans are classified as either investment-grade or non-investment-grade. Loan collection is emphasized for the non-investment-grade segment of the loan portfolio. A collection department employs a staff of workout specialists and loan counselors who assist delinquent borrowers. If collection efforts are unsuccessful, the foreclosure unit will commence and monitor the foreclosure process until either the borrower makes the loan current, or the property securing the loan is foreclosed or otherwise acquired. The portfolio may include real estate which has been foreclosed or was in the process of foreclosure at the time of its acquisition. The foreclosure unit maintains and markets properties through regional real estate brokers. Investment-grade mortgage loans are sold to other institutional investors in either securitized or non-securitized form. In addition, special-purpose subsidiaries issue REMIC and non-REMIC collateralized mortgage obligations directly or through trusts that are established for this purpose.

    ASSET-BACKED SECURITIES. The Company acts as underwriter and placement agent with respect to investment- and non-investment-grade, asset-backed securities issued by unaffiliated third parties. These asset-backed securities include: securities backed by consumer automobile receivables originated by the captive finance subsidiaries of automobile manufacturers, commercial banks and finance companies; credit card receivables; and home-equity lines of credit or second mortgages. The Company also trades and makes markets in these asset-backed securities. The market for asset-backed securities is of relatively recent origin. While there are ready markets for the investment-grade, asset-backed securities described above, other varieties may lack liquidity.

    MUNICIPAL SECURITIES AND RELATED PRODUCTS. The Company is a dealer in tax-exempt and taxable municipal securities and instruments including: general obligation and revenue bonds; notes; leases; and variable-rate obligations issued by states, counties, cities, and state and local governmental authorities. The Company is active as a managing underwriter of negotiated and competitive new security issuances and on a select basis, provides financial advisory services. The Company makes markets in a broad spectrum of long- and short-term municipal securities, mainly to facilitate transactions with institutional and individual customers, as well as other dealers. As agent for issuers and for a fee, the Company remarkets short-term debt instruments to investors in the variable rate, demand bond market. The Company periodically uses both municipal and treasury bond futures to hedge its cash-market bond inventory. In addition, the Company maintains a municipal arbitrage portfolio for its own account consisting of municipal futures and cash bond positions. The Company's underwriting, trading and sales activities are supported by a municipal research group.

    ARBITRAGE. The Company engages for its own account in both "classic" and "risk" securities-arbitrage. The Company's risk arbitrage activity generally involves the purchase of a security at a discount from a value which is expected to be realized if a proposed or anticipated merger, recapitalization, tender or exchange offer is consummated. In classic arbitrage the Company seeks to profit from temporary discrepancies (i) between the price of a security in two or more markets, (ii) between the price of a convertible security and its underlying security, (iii) between securities that are, or will be, exchangeable at a later date, and (iv) between the prices of securities with contracts settling on differing dates.

    BLOCK TRADING. The Company effects transactions in large blocks of securities exceeding 50,000 shares, mainly with institutional customers. Transactions are handled on an agency basis whenever possible, but the Company may be required to take a long or short position in a security to the extent that an offsetting purchaser or seller is not immediately available.

    STRATEGIC STRUCTURING AND TRANSACTIONS (SST). The Company targets mispriced assets using sophisticated models and proprietary quantitative methods. The Company maintains substantial proprietary trading and investment positions in domestic and foreign markets across a wide spectrum of equity and commodity securities including listed and over the counter options, futures and swaps.

    FOREIGN EXCHANGE. The Company trades in foreign exchange, including: major and minor currencies on a spot and forward basis; listed and over-the-counter foreign-currency options; and foreign-currency futures. Currency option strategies are made available to customers to help them meet their specific risk management objectives.

    DERIVATIVES. The Company manages a customer-driven business which focuses on individually-negotiated derivative instruments across the fixed income, currency, credit, and equity markets. Among the products in which the Company is most active are interest rate swaps and options, equity swaps and options, currency swaps and options, credit derivatives, and tax exempt derivatives. The Company also structures products which combine derivatives having both privately- and publicly-placed debt and/or equity components. By tailoring products across the spectrum of derivatives markets, the Company designs solutions to meet customers' asset-liability management, investment, and capital market needs.

    OVER-THE-COUNTER EQUITY SECURITIES. The Company makes markets on a principal basis in common and preferred stocks, warrants, and other securities traded on the NASD's Automated Quotation System and otherwise in the over-the-counter market. Principal transactions with customers are effected at a net price equal to the prevailing inter-dealer price, plus or minus a mark-up or mark-down.

    EMERGING MARKETS. The Company provides financial services in various emerging markets worldwide including: securities brokerage; equity and fixed income trading and sales; securities research; and a full range of investment banking, capital formation and advisory services. As part of these activities, the Company manages and participates in public offerings and arranges with institutional investors the private placement of debt and equity securities. The markets currently covered by the Company include Latin America, Asia, and Eastern Europe.

    SPECIALIST ACTIVITIES. The Company is a participant in a specialist unit on the NYSE which performs specialist functions in 135 NYSE-listed stocks. This market-making operation is conducted through a joint venture with a member organization pursuant to a joint-account agreement. The market-making function of the specialist unit involves risk of loss during periods of market fluctuation, since specialists are obliged to take positions in their issues counter to the direction of the market in order to minimize short-term imbalances in the auction market.

BROKERAGE ACTIVITIES

    A major portion of the Company's revenues is derived from customer commissions on brokerage transactions in equity and debt securities. The Company is one of the leading firms in the United States in providing brokerage services to institutional investors. The Company's brokerage clients include United States and foreign institutional investors such as investment advisors, mutual funds, commercial banks, insurance companies, pension and profit-sharing funds, and high-net-worth individuals. A significant portion of the Company's commission business is generated by institutional clients--often in block trades requiring special marketing and trading expertise--and from transactions originated by the correspondent organizations for whom the Company provides securities-clearance services. The largest portion of the Company's commission revenue is derived from brokerage transactions in listed securities.

    INSTITUTIONAL. A substantial portion of the Company's commission business involves the execution of transactions in corporate securities for U.S. and foreign institutional investors. The primary source of revenue from equity activities is negotiated-commission revenue earned from providing customers with liquidity, trading expertise, trade-processing capability, and investment advice. Investment advice includes economic forecasts, industry and company analyses, overall strategic guidance and Company recommendations.

    INDIVIDUAL INVESTORS. The Company's individual-investor sales force concentrates on servicing individual clients possessing a high net-worth and corporations engaging in securities transactions of a size sufficient to benefit from the Company's full range of institutional-caliber services.

    OPTION AND INDEX PRODUCTS. The Company provides an array of equity and index option-related execution services to institutional and individual clients. The Company utilizes sophisticated research and computer modeling to formulate for clients specific recommendations relating to options and index trading.

    FUTURES. The Company provides transaction services for customers who trade contracts in futures, financial instruments and physical products, including options on futures and physical commodities. These products are based on selected stock indices, fixed income securities, currencies, agricultural and energy products and precious metals. Domestic trading is subject to extensive regulation by the Commodity Futures Trading Commission ("CFTC") pursuant to the Commodity Exchange Act and the Commodity Futures Trading Commission Act of 1974. International trading activities are subject to regulation by the respective regulatory authorities in the location where the futures or commodity exchange resides, including the Securities and Futures Authority ("SFA") in the United Kingdom.

    The margin requirements covering substantially all transactions in futures contracts are subject to the particular exchange's regulations. In the United States, the Company is a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, Inc., the New York Mercantile Exchange and other principal futures exchanges. The Company is a member of the International Petroleum Exchange ("IPE"), the London Commodity Exchange ("LCE"), the London International Financial Futures Exchange ("LIFFE"), and Marche a Terme International de France ("MATIF") in Europe; and a "special" member of the Tokyo Stock Exchange for clearing Japanese government bond futures.

    INTERNATIONAL. BSIL is a London based securities broker dealer and engages in several types of activities including principal and agency transactions, underwriting, and investment banking. BSIL is a member of the SFA, the IPE, the LIFFE, the International Securities Market Association ("ISMA") and the London Securities & Derivatives Exchange Limited ("OMLX"). Another London subsidiary, Bear Stearns International Trading Limited ("BSIT"), is a market-maker in various non-U.S. dollar denominated equity securities and engages in index and derivative arbitrage. BSIT is a member of the London Stock Exchange and the Stock Exchange Automated Quotations International ("SEAQ").

    The Company's French subsidiary is Bear Stearns Finance S.A. ("BSFSA"). BSFSA is a regulated French broker dealer and is a member of the MATIF.

    Bear Stearns Bank plc ("Bank") is an Irish based bank, which was incorporated in 1996 and subsequently granted a banking license under Section 9 of the Irish Central Bank Act, 1971.

    Bear Stearns (Japan) Ltd. ("BSJL") is a broker dealer registered with the Japanese Ministry of Finance. BSJL sells equity and fixed income securities to Japanese institutional customers. BSJL has a special membership on the Tokyo Stock Exchange. Bear Stearns Hong Kong Ltd. is a member of the Securities and Futures Commission and sells U.S. commodities to retail customers. Bear Stearns Asia Ltd. is a member of the Hong Kong Stock Exchange and sells equity and fixed income securities and derivative products to institutional and retail customers in Asia (excluding Japan) and also provides investment banking services to institutional clients. Bear Stearns Singapore Pte. Limited is a broker dealer registered with the Monetary Authority of Singapore and sells fixed income and equity securities to institutional investors in Singapore and Southeast Asia.

INVESTMENT BANKING

    The Company is a major global investment banking firm providing a full range of capital formation and advisory services to a broad spectrum of clients. The Company manages and participates in public offerings and arranges the private placement of debt and equity securities directly with institutional investors. The Company provides advisory services to clients on a wide range of financial matters and assists with mergers, acquisitions, leveraged buyouts, divestitures, corporate reorganizations, and recapitalizations.

    The Company's strategy is to concentrate a major portion of its corporate finance business development efforts within those industries in which the Company has established a leadership position in providing investment banking services. Industry specialty groups include chemicals, energy, entertainment, financial services, forest products, gaming, health care, industrial, insurance, lodging, merchandising, media/communications, oil and gas, pharmaceuticals, real estate, retailing, satellite, technology, and utilities. These groups are responsible for initiating, developing and maintaining client relationships, and for executing transactions involving these clients. The Company has focused primarily on those industries in which the Company also has a strong research capability.

    In addition to being structured according to distinct industry groups, the Company has a number of professionals who specialize in specific types of transactions. These include mergers and acquisitions ("M&A"), equity offerings, high yield securities, and other transaction specialties.

    MERGERS AND ACQUISITIONS. The Company is active in arranging various M&A transactions for its clients. The Company participates in a broad range of domestic and international assignments including acquisitions, divestitures, strategic restructurings, proxy contests, leveraged buyouts, and defenses against unsolicited takeovers.

    EQUITY OFFERINGS. The equity capital markets group focuses on providing financing for issuers of equity and convertible equity securities in the public markets. The group assists in the origination, and is responsible for the structuring and execution, of transactions for a broad range of clients.

    HIGH YIELD SECURITIES. The high yield securities group focuses on providing financing in the public and private capital markets. The group is responsible for originating, structuring, and executing high yield transactions across a wide range of companies and industries, as well as managing client relationships with both high yield corporate issuers and financial sponsors of leveraged transactions.

    LEVERAGED ACQUISITIONS. As part of its investment banking activities, the Company occasionally makes investments as principal in leveraged acquisitions and in leveraged buy-out funds as a limited partner. The Company's investments generally take the form of equity securities, either common or preferred stock. Equity securities purchased in these transactions generally are held for appreciation and are not readily marketable. While the Company believes that the current carrying value of these instruments is at least equal to their eventual realizable value, it is not possible to determine whether, or when, the Company will realize the value of these investments.

    COMMERCIAL REAL ESTATE. The Company is engaged in a variety of real estate activities on a nationwide basis. It provides comprehensive real estate-related investment banking, capital markets and financial advisory services.

SECURITIES CLEARANCE ACTIVITIES

    The Company provides a full range of securities clearing services to clients. Organizations that are engaged in the retail or institutional brokerage business and are members of the NYSE and/or NASD comprise one category of correspondent clearing clients called "fully-disclosed correspondents." In addition, the Company has extensive involvement in the clearing of securities transactions for other types of clients such as: hedge funds, market-makers, specialists, arbitrageurs, money managers, and other professional investors trading at multiple securities firms called "professional clearing clients".

    Besides commissions and service charges realized from securities clearing activities, the Company also earns substantial amounts of interest income. The Company extends credit directly to the customers of correspondent firms in order to facilitate the conduct of customer securities transactions on a margin basis. The correspondents indemnify the Company against margin losses on their customers' accounts. The Company also extends margin credit directly to correspondents to the extent that such firms pledge proprietary assets as collateral. Since the Company must rely on the guaranties and general credit of the correspondents, the Company may be exposed to significant risk of loss if correspondents are unable to meet their financial commitments should there be a substantial adverse change in the value of margined securities. The correspondent clearing business for hedge funds, market-makers, arbitrageurs, specialists, and other professional traders can require a substantial commitment of the Company's capital involving varying degrees of risk. The Company has developed computerized control systems to monitor and analyze risk on a daily basis.

    In addition to clearing trades, the Company provides other products and services to its correspondents such as recordkeeping, trading reports, accounting, general back-office support, securities lending, reorganization and custody of securities. The Company's Prime Broker Plus system provides consolidated reporting and securities processing for professional investors executing trades at more than one securities firm. The financial responsibilities arising from the Company's clearing relationships are allocated in accordance with agreements with correspondents. To the extent that the correspondent has available resources, the Company is protected against claims by customers of the correspondent when the latter has been allocated responsibility for a function giving rise to a claim. However, if the correspondent is unable to meet its obligations, dissatisfied customers may attempt to seek recovery from the Company.

    The Company attempts to broaden, wherever possible, its relationships with correspondent clearing clients. In addition to performing administrative, operational and settlement functions, the Company also advises correspondents on communications systems and makes available to them a variety of non-brokerage products and services on favorable terms enabling them to benefit from the Company's centralized purchasing power.

INTEREST

    The Company derives substantial net interest income from customer margin loans and securities lending.

    CUSTOMER FINANCING. Securities transactions are effected for customers on either a cash or margin basis. In margin transactions, the Company extends credit to the customer, subject to various regulatory and internal requirements, which is collateralized by securities and cash in the customer's account, for a portion of the purchase price. The Company receives income from interest charged on the extension of credit; the rate of interest charged to customers for margin financing is based upon the Federal funds rate or brokers-call rate. By allowing customers to purchase securities on margin, the Company assumes the risk of loss if an adverse market movement reduces the value of the collateral below the amount of a customer's indebtedness. The Company's net interest income is impacted by the volume of customer borrowings and by the prevailing levels of interest rates.

    SECURITIES LENDING ACTIVITIES. In connection with both its trading and brokerage activities, the Company borrows and lends securities to brokers and dealers to cover short sales and to complete transactions in which customers have failed to deliver securities by settlement date. The borrower of securities is required to deposit cash or other collateral or to post a letter of credit with the lender. The borrower of securities generally receives a rebate (based on the amount of cash deposited) or pays a fee calculated to yield a negotiated rate-of-return for the lender. Stock borrow and stock loan transactions are generally executed pursuant to written agreements with counterparties which require that (i) securities borrowed and loaned be marked-to-market on a daily basis, (ii) excess collateral be refunded, and (iii) deficit collateral be furnished. Mark-to-market adjustments are usually made on a daily basis through the facilities of various clearing houses to reflect changes in the market value of loaned securities.

OTHER ACTIVITIES

    ASSET MANAGEMENT. The Company's asset management division manages equity and fixed income assets for some of the United States' leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high net-worth individuals. With more than $8 billion under management, the asset management division provides its clients with diverse products, expertise and experience for enhancing investment returns by identifying, and taking advantage of, investment opportunities in the financial markets. Institutional products include: Large, Mid and Small Cap Value Equity; Global and Emerging Markets Fixed Income; and Alternative Investment Strategies.

    In addition, the asset management division serves individual investors through its management of The Bear Stearns Funds, a family of mutual funds which include: S&P Stars; Large Cap Value; Small Cap Value; The Insiders Select; Total Return Bond; and The Emerging Markets Debt.

    EQUITIES RESEARCH. The equity research department analyzes and provides timely information and opinions on over 100 industries and more than 850 companies, both domestic and international. In addition to more than 80 analysts, its staff includes a market strategist, an economics team, and accounting specialists, all of whom analyze the impact of broader economic factors and regulatory changes on the market and individual stocks.

    FIXED INCOME RESEARCH. A fixed income research unit contained within the Company's Financial Analytics and Structured Transactions Group (F.A.S.T.) provides financial engineering and securitization capabilities, investment research, fixed income portfolio management and analytical systems and trading technology for mortgage-related and fixed income securities. This unit also performs original research on valuation techniques and provides consulting services.

    OTHER RESEARCH. A high-grade, fixed income research unit, consisting of approximately 15 analysts and researchers, provides similar services in respect of high-grade, fixed income securities. A high yield, fixed income research unit consisting of approximately 15 analysts and researchers, provides similar services in respect of high yield, fixed income securities. The Company derives revenues for its research activities principally from securities transactions in an agency or dealer capacity; from its consulting services; and, from offering some of its research products for a fee.

    CUSTODIAL TRUST COMPANY. The Company offers a range of trust company and securities-clearance services through its wholly owned subsidiary CTC. CTC provides the Company with banking powers, such as access to the securities and funds-wire services of the Federal Reserve System. CTC provides fiduciary, custody and agency services for institutional accounts; the clearance of government securities for institutions and dealers; the processing of mortgage and mortgage-related products, including derivatives and CMO products; and commercial lending. At December 31, 1997, CTC held over $69.1 billion of assets for non-affiliated institutional clients such as pension funds, mutual funds, endowment funds, religious organizations and insurance companies.

    FIDUCIARY SERVICES. The Company is an investment consultant which assists pension and welfare funds, other institutional investors and high-net-worth individual clients in structuring and executing their investment affairs.

ADMINISTRATION AND OPERATIONS

    Administration and operations personnel are responsible for the processing of securities transactions; the receipt, identification and delivery of funds and securities; internal financial controls; accounting functions; office services; the custody of customer securities; and the overseeing of margin accounts of the Company and correspondent organizations. The processing, settlement, and accounting for transactions for the Company, correspondent organizations, and the customers of correspondent organizations is handled by a staff of approximately 3,500 employees located in separate operations offices in New York City and Whippany, New Jersey and, to a lesser extent, the Company's offices worldwide.

    The Company executes its own and correspondent transactions on all United States exchanges and in the over-the-counter market. The Company clears all of its U.S. and international transactions (I.E. delivery of securities sold, receipt of securities purchased, and transfer of related funds) through its own facilities, unaffiliated commercial banks and through memberships in various clearing corporations. However, certain government, government-agency and mortgage-related securities transactions are cleared through CTC.

    There is considerable fluctuation in the volume of transactions the Company processes, clears and settles. Operations personnel monitor day-to-day operations to assure compliance with applicable laws, rules and regulations. The Company records transactions and posts its books on a daily basis. Failure to keep current and accurate books and records can render the Company liable to disciplinary action by governmental and self-regulatory organizations.

    The Company maintains its own data processing facilities, which have been expanded significantly in recent years.

    The Company believes its internal controls and safeguards are adequate, but recognizes that fraud and misconduct by customers and employees, including the possible theft of securities, are risks inherent in the securities industry. As required by the NYSE and certain other authorities, the Company carries a broker's blanket-bond insurance covering the loss or theft of securities, check- and draft-forgery, embezzlement, and the misplacement of securities. This blanket-bond policy provides fidelity coverage and coverage for loss or theft of securities, fraudulent trading, and securities forgery of up to $200 million subject to a deductible of $2.5 million per occurrence.

COMPETITION

    The Company encounters intense competition in all aspects of the securities business and competes directly with other securities firms--both U.S. and foreign--many having substantially greater capital and resources and offering a wider range of financial services than does the Company. Besides competition from firms in the securities business, in recent years the Company has experienced increasing competition from other sources, such as commercial banks and insurance companies. The Company believes that the principal factors affecting competition involve the caliber and abilities of professional personnel, the relative prices of the services and products being offered, and the quality of its services.

REGULATIONS AND OTHER FACTORS AFFECTING THE COMPANY AND THE SECURITIES INDUSTRY

    The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. Bear Stearns and BSSC are registered as broker dealers with the SEC and are registered as broker dealers in all 50 states and the District of Columbia. Additionally, Bear Stearns is registered as an investment adviser with the SEC. Much of the regulation of broker dealers has been delegated to self-regulatory organizations, principally the NASD, the Municipal Securities Rulemaking Board, and national securities exchanges such as the NYSE, which has been designated by the SEC as the primary regulator of certain of the Company's subsidiaries, including Bear Stearns and BSSC. These self-regulatory organizations

(i) adopt rules, subject to approval by the SEC, which govern the industry and
(ii) conduct periodic examinations of the Company's operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business.

    Broker dealers are subject to regulations which cover all aspects of the securities business including: sales methods; trade practices; use and safekeeping of customer funds and securities; capital structures; recordkeeping; and the conduct of directors, officers and employees. The types of regulations to which investment advisers are subject include: record keeping; fee arrangements; client disclosure; and the conduct of directors, officers and employees. The mode of operation and profitability of broker dealers or investment advisers may be directly affected by new legislation; changes in rules promulgated by the SEC and self-regulatory organizations; and changes in the interpretation or enforcement of existing laws and rules. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censures, fines, the issuances of cease-and-desist orders, and the suspension or expulsion of a broker dealer or an investment adviser, its officers or employees. The principal purpose of regulation and discipline of broker dealers and investment advisers is the protection of customers and the securities markets, rather than the protection of creditors and stockholders of broker dealers or investment advisers. On occasion the Company's subsidiaries have been subject to routine investigations and proceedings, and sanctions have been imposed for infractions of various regulations, none of which, to date, has had a material adverse effect on the Company or its business.

    The Market Reform Act of 1990 was adopted for the following reasons: (i) to strengthen regulatory oversight of the securities markets, (ii) to improve the financial condition of market participants, and (iii) to improve the safety and efficiency of market mechanisms by creating a system for providing information and oversight for the parents and other affiliates of broker dealers. The SEC has adopted the Risk Assessment Reporting Requirements for Brokers and Dealers (the "Risk Assessment Rules") to implement the provisions of the Market Reform Act of 1990. The Risk Assessment Rules require that broker dealers: (i) develop an organizational chart; (ii) maintain risk management procedures or standards for monitoring and controlling the risks resulting from activities of material associated persons; (iii) maintain and preserve records and other information; and (iv) file quarterly reports covering the risk-management procedures and the financial and securities activities of the holding companies of broker dealers, or broker dealer affiliates or subsidiaries that are reasonably likely to have a material impact on the financial and operational condition of the broker dealer.

    The Insider Trading and Securities Fraud Enforcement Act of 1988 augments enforcement of the securities laws through a variety of measures designed to provide greater deterrence, detection, and punishment of insider-trading violations. Among other things, the law (i) expands the scope of civil penalties to controlling persons who fail to take adequate steps to prevent insider trading, (ii) initiates a bounty program by giving the SEC discretion to reward informants who provide assistance to the agency and (iii) requires broker dealers and investment advisors to establish and enforce written policies and procedures reasonably designed to prevent the misuse of inside information.

    The Government Securities Act of 1986 (the "Government Securities Act") established a comprehensive and coordinated pattern for the regulation of brokers, dealers and financial institutions who trade in government securities, which includes Bear Stearns. Under the Government Securities Act, Bear Stearns is subject to Department of Treasury regulations covering among other things: capital adequacy; custody and use of government securities; and transfers and control of government securities subject to repurchase transactions.

    The commodities industry in the United States is subject to regulation under the Commodity Exchange Act, as amended. The CFTC is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Bear Stearns and BSSC are registered with the CFTC as futures commission merchants and are subject to regulation as such by the CFTC and various domestic boards of trade and other commodity exchanges. Bear Stearns' and BSSC's commodity-futures business is also regulated by the NFA, a not-for-profit membership corporation, which has been designated a registered futures association by the CFTC.

    As registered broker dealers and member firms of the NYSE, both Bear Stearns and BSSC are subject to the Net Capital Rule (Rule 15c3-1) under the Exchange Act, which has been adopted through incorporation by reference in NYSE Rule 325. The Net Capital Rule, which specifies minimum net capital requirements for registered broker dealers, is designed to measure the general financial integrity and liquidity of a broker dealer and requires that at least a minimal portion of its assets be kept in relatively liquid form.

    Bear Stearns and BSSC are also subject to the net capital requirements of the CFTC and various commodity exchanges which generally require that Bear Stearns and BSSC maintain a minimum net capital equal to the greater of the alternative net capital requirement provided for under the Exchange Act or 4% of the funds required to be segregated under the Commodity Exchange Act and the regulations promulgated thereunder.

    Compliance with the Net Capital Rule could limit those operations of Bear Stearns and/or BSSC which require significant capital usage, such as underwriting, trading and the financing of customer margin-account debit balances. The Net Capital Rule could also restrict the Company's ability to withdraw capital from Bear Stearns or BSSC, which in turn could limit the Company's ability to pay dividends, pay interest, repay debt, or redeem or purchase shares of its outstanding capital stock. Additional information regarding net-capital requirements is set forth in the Annual Report, Notes to Consolidated Financial Statements, Footnote 7, entitled "Regulatory Requirements".

    Bear Stearns and BSSC are members of the Securities Investor Protection Corporation ("SIPC") which provides insurance protection for customer accounts held by the firm of up to $500,000 for each customer, subject to a limitation of $100,000 for cash balance claims in the event of the liquidation of a broker dealer. In addition, the BSSC purchased $99.5 million of additional security-positions coverage from a private insurer for each of the BSSC's customers.

    The activities of the Company's bank and trust company subsidiary, CTC, are regulated by the New Jersey Department of Banking and the Federal Deposit Insurance Corporation ("FDIC"). FDIC regulations applicable to CTC limit the extent to which CTC and Bear Stearns may have common officers and directors or may share physical facilities. FDIC regulations require certain disclosures in connection with joint advertising or promotional activities conducted by Bear Stearns and CTC. Such regulations also restrict certain activities of CTC in connection with the securities business of Bear Stearns. Federal legislation limits (i) an expansion in the scope of the activities of CTC, (ii) the annual rate of increase in its assets, (iii) the cross-marketing of certain services with its affiliates and (iv) the use of overdrafts at Federal Reserve banks on behalf of affiliates.

    The Company does a substantial volume of business in the international fixed income and equity markets through BSIL and is a market-maker in certain non-U.S. dollar-denominated securities and engages in index and derivative arbitrage through BSIT. BSIL and BSIT are subject to both the United Kingdom Financial Services Act 1986, which governs all aspects of the investment business in the United Kingdom, and the regulations of the SFA which includes: regulatory capital; sales and trading practices; use and safekeeping of customer funds; securities recordkeeping; margin practices and procedures; registration standards for individuals; and periodic reporting and settlement procedures. BSIL and BSIT are subject to supervision by and are regulated in accordance with the rules of the SFA. BSIL is a member of the IPE, the LIFFE, the ISMA, the OMLX and the LCE. BSIT is a member of the London Stock Exchange and SEAQ International.

    The Company, like other securities firms, is directly affected by such things as: national and international economic and political conditions; broad trends in business and finance; legislation and regulations affecting the national and international financial and business communities; currency values;

the level and volatility of interest rates; and fluctuations in the volume and the price levels in the securities and commodities markets. These and other factors can affect the Company's volume of security new-issues, mergers, acquisitions, and business restructurings; the stability and liquidity of securities and commodities markets; and, the ability of issuers, other securities firms and counterparties to perform on their obligations. Decreases in the volume of security new-issues, mergers, acquisitions or restructurings generally result in lower revenues from investment banking and, to a lesser extent, reduced principal transactions. A reduced volume of securities and commodities transactions and reduced market liquidity generally result in lower revenues from principal transactions and commissions. Lower price levels for securities may result in a reduced volume of transactions, and may also result in losses from declines in the market value of securities held in proprietary trading and underwriting accounts. In periods of reduced sales and trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed. Sudden and sharp declines in the market values of securities and/or the failure of issuers and counterparties to perform on their obligations can result in illiquid markets. In such markets, the Company may not be able to sell securities and/or may have difficulty in hedging its securities positions. Such market conditions, if prolonged, may also lower the Company's revenues from investment banking and principal transactions.

    The Company's securities trading, derivatives, arbitrage, market-making, specialist, leveraged-buyout and underwriting activities are conducted by the Company on a principal basis and expose the Company to significant risk of loss. Such risks include market, counterparty credit, and liquidity risks. See "Item 7A. Quantitative and Qualitative Disclosure about Market Risk," in Part II of the Form 10-K.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Weil, Gotshal & Manges LLP, special tax counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price". For this purpose, the "issue price" of a Note equals the first price at which a substantial amount of the Notes is sold to the public for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this disclosure. Weil, Gotshal & Manges LLP undertakes no obligation to supplement this opinion to reflect any changes in laws that may occur after the date hereof.

    This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as part of a straddle, hedging or conversions transaction, or U.S. Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Finally, this summary does not discuss investors in pass-through entities that hold the Notes, nor does it describe tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to the limited extent under "--Tax Consequences to Non-U.S. Holders", any possible applicability of U.S. federal gift or estate taxation. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used in this summary, the term "U.S. Holder" means the beneficial owner of a Note that is (i) for United States federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more United States persons have the authority to control all substantial decisions of the trust.

    As used in this summary, the term "Non-U.S. Holder" means an owner of a Note that is an individual, corporation, trust, or estate other than a "U.S. Holder".

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

    Interest and Additional Amounts (as defined in the Indenture) paid or accrued on Notes will be taxable to U.S. Holders as ordinary interest income. Such amounts will be included in U.S. Holders' income at the time such payments are accrued or are received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's cost of acquiring the Note (net of accrued interest), increased by the amount includable as market discount (if the holder elects to accrue market discount currently) and reduced by any amortized bond premium, principal payments, and the amount of any other payments except payments of interest on the Notes.

    Gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss. Recently enacted legislation revised the holding period and tax rates applicable to certain capital gains. For individuals, gain from the sale or exchange of the Notes will be taxed at different rates depending upon whether the holding period is one year or less, more than one year but not more than 18 months, or more than 18 months. U.S. Holders should consult their tax advisors with respect to applicable rates and holding periods, and netting rules for capital losses.

  PURCHASERS OF NOTES AT OTHER THAN ORIGINAL ISSUE PRICE OR DATE

    The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire Notes either (a) other than at the time of original issuance or (b) at the time of original issuance other than at the issue price, including those provisions of United States tax law relating to the treatment of "market discount", "acquisition premium", and "amortizable bond premium". Such purchasers should consult their tax advisors as to the consequences to them of the acquisition, ownership and disposition of the Notes.

  BACKUP WITHHOLDING AND INFORMATION REPORTING FOR U.S. HOLDERS

    Information reporting to the Internal Revenue Service is required for interest payments and original issue discount accruals for certain non-corporate U.S. Holders (including individuals). These non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the U.S. Holder
(i) fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be his Social Security Number, (ii) furnishes an incorrect TIN,
(iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. The application for exemption is available by providing a properly completed Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  INCOME AND WITHHOLDING TAX

    The following is a summary of certain material United States federal income tax consequences that may be applicable to Non-U.S. Holders of the Notes. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, to a fixed base) in the United States.

    Under present United States federal law, and subject to the discussion below concerning backup withholding:

        (a) payment of principal, interest and Additional Amounts (if any) on the Notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to the 30% United States federal withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in
    Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

        (b) a Non-U.S. Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and meets certain other conditions, (ii) such gain is U.S. trade or business income or (iii) such holder is subject to the rules applicable to certain former citizens and residents of the United States.

    Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above, either the beneficial owner of a Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, files a statement with the withholding agent that the beneficial owner of the
Note is not a U.S. Holder. The Financial Institution must certify, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a Note certifies on United States Internal Revenue Service Form W-8 (or such successor form as the Internal Revenue Service designates), under penalties of perjury, that it is not a U.S. Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement (and furnishes the withholding agent with a copy thereof).

    The gross amount of interest payments to a non-U.S. Holder that does not qualify for the portfolio interest exception and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce or eliminate withholding. To claim the benefits of a tax treaty, the non-U.S. Holder must provide a Form 1001 (or such successor form as the Internal Revenue Service designates) prior to the payment of interest.

    If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note or gain realized on its sale, exchange or other disposition is U.S. trade or business income, the Non-U.S. Holder will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "--Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the Company a properly executed United States Internal Revenue Service Form 4224 (or such successor form as the Internal Revenue Service designates) in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    A Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

    Each Non-U.S. Holder of a Note should be aware that if it does not properly provide the required Internal Revenue Service form, or if the Internal Revenue Service form is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate.

BACKUP WITHHOLDING AND INFORMATION REPORTING FOR NON-U.S. HOLDERS

    Under certain circumstances, the United States Internal Revenue Service requires information reporting and backup withholding of United States federal income tax at a rate of 31% with respect to payments to certain non-corporate Non-U.S. Holders (including individuals). Information reporting and backup withholding will apply unless such non-corporate Non-U.S. Holders certify to the withholding agent that the beneficial owner of the Note is not a U.S. Holder. This certification requirement will generally be satisfied by the certification provided to avoid the 30% withholding tax (described above).

    The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through the United States office of a broker or through a non-United States branch of a United States broker generally will be subject to information reporting and backup withholding at a rate equal to 31% of the gross proceeds unless the Non-U.S. Holder certifies on Internal Revenue Service Form W-8 that the beneficial owner of the Note is not a U.S. Holder or otherwise establishes an exemption. The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has certain United States relationships or connections.

    Non-U.S. Holders of Notes should consult their tax advisors regarding the application of withholding, information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

    Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

    THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE U.S. HOLDERS AND NON-U.S. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement to be dated March 27, 1998 (the "Underwriting Agreement") between the Company and the Underwriters named below, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the aggregate principal amount of Notes set forth opposite its name below.

UNDERWRITER                                                              PRINCIPAL AMOUNT
-----------------------------------------------------------------------  -----------------
Bear, Stearns International Limited....................................  $     450,000,000
ABN AMRO Bank N.V......................................................          5,000,000
Banque Paribas.........................................................          5,000,000
Chase Manhattan International Limited..................................          5,000,000
Citibank International plc.............................................          5,000,000
Dresdner Bank AG London Branch.........................................          5,000,000
Lehman Brothers International (Europe).................................          5,000,000
Midland Bank plc.......................................................          5,000,000
Morgan Stanley & Co. International Limited.............................          5,000,000
NationsBanc Montgomery Securities LLC..................................          5,000,000
Salomon Brothers International Limited.................................          5,000,000
                                                                         -----------------
    Total..............................................................  $     500,000,000
                                                                         -----------------
                                                                         -----------------

    The Underwriters have advised the Company that they propose to offer some or all of the Notes to the public at the offering price set forth on the cover page of this Prospectus Supplement and any balance to certain dealers at a price that reflects concessions not in excess of 0.250% of the principal amount of the Notes. Such dealers may reallow a concession to other dealers not in excess of 0.10% of the principal amount of the Notes. After the initial offering to the public, the public offering price and other selling terms may be changed.

    In the event of default by one or more Underwriters, the Underwriting Agreement provides that in certain circumstances other underwriters may be substituted or the commitment of each non-defaulting Underwriter may be increased up to 10 per cent. However, if the default involves more than 10 per cent. of the aggregate principal amount of the Notes, the Underwriting Agreement may be terminated.

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Notes if any are purchased.

    BSIL is acting as Global Coordinator for the offering of the Notes. The Underwriters propose initially to offer the Notes for sale in the United States and in those jurisdictions in Europe and Asia where it is legal to make such offers. However, no action has been or, except in connection with the application for listing the Notes on the Official List of the London Stock Exchange, will be taken in any jurisdiction by the Underwriters or the Company that would permit a public offering of the Notes or possession or distribution of this Prospectus Supplement and the accompanying Prospectus in any jurisdiction, other than the United States, where, or in any circumstances in which, action for that purpose is required.

    Each Underwriter has represented and agreed that (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom, prior to the earlier of the expiry of the period of six months from the Settlement Date and the admission of the Notes to listing in accordance with
Part IV of the Financial Services Act 1986, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

    Each Underwriter has represented and agreed to and with the Company that the Notes will be issued outside France and, in connection with their initial distribution, that such Underwriter and its affiliates have not offered or sold, and will not offer or sell, directly or indirectly, any Notes to the public in France, and has not distributed, and will not distribute or cause the Prospectus Supplement and the accompanying Prospectus or any other offering material relating to such Notes to be distributed to the public in France.

    Each Underwriter has represented and agreed to and with the Company that such Underwriter and its affiliates have not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in Germany the Notes, other than in accordance with the provisions of the German Securities Sales Prospectus Act of 13th December, 1990, as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities.

    Each Underwriter has represented and agreed that:

        (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any documents, any of the Notes other than to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent) or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong; and

        (b) unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession and will not issue or have in its possession for the purpose of issue any advertisement, invitation or document relating to the Notes other than with respect to Notes intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

    Each Underwriter has agreed that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it offers, sells or delivers any of the Notes or possesses or distributes this Prospectus Supplement and accompanying Prospectus and will obtain any consent, approval or permission which is (to the best of its knowledge and belief) required by it for the purchase, offer, sale or delivery by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Company nor any other Underwriter shall have any responsibility therefor.

    Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

    The Notes are a new issue of securities with no established trading market. Although the Company intends to cause the Notes to be listed on the London Stock Exchange and the Hong Kong Stock Exchange, no assurance can be given that either of such applications will be approved, nor does the Company intend to apply for listing of the Notes on a national securities exchange in the United States. The Company has been advised by BSIL that, following completion of the offering of the Notes, BSIL and its affiliates and certain of the other Underwriters intend to make a market in the Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, there can be no assurance as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market.

    All secondary trading in the Notes will settle in same day funds. See "Description of the Notes-- Global Clearance and Settlement Procedures."

    It is expected that delivery of the Notes will be made against payment therefor on or about March 30, 1998, which is the fourth business day following the date hereof (such settlement cycle being herein referred to as "T+4"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes executed on the date of pricing may be affected by the T+4 settlement.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

    BSIL, in its capacity as an Underwriter, has committed to purchase from the Company 90 per cent. of the principal amount of the Notes being underwritten by the Underwriters, on the same basis as the other Underwriters. BSIL is a wholly-owned subsidiary of the Company. To the extent that part or all of the Notes so purchased by BSIL are not resold by it at the initial offering price, the funds derived from the sale of the Notes by the Company and its subsidiaries on a consolidated basis may be reduced, because the Company and its subsidiaries will not derive any additional funds from Notes purchased by BSIL and not resold. BSIL intends to resell any Notes that it is unable to resell from time to time, at prevailing market prices, subject to applicable prospectus delivery and other legal requirements.

    BSIL intends to resell a substantial amount of the Notes being purchased from the Company to Bear Stearns, a wholly-owned subsidiary of the Company. The Company and its subsidiaries will not derive any additional funds from Notes purchased by Bear Stearns and not resold by Bear Stearns.

    Certain of the Underwriters and their affiliates engage from time to time in general financing and banking transactions with the Company and its affiliates. In addition, the Trustee is an affiliate of Chase Manhattan International Limited, one of the Underwriters.

    The offer and sale of the Notes in respect of which this Prospectus Supplement is delivered complies with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate of an NASD member.

    In order to facilitate the offering, BSIL, in its capacity as Global Coordinator of the offering, may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level which might not otherwise prevail in the open market. Specifically, BSIL, on behalf of the Underwriters, may over-allot or otherwise create a short position in the Notes for the account of the Underwriters by selling more Notes than have been sold to them by the Company. BSIL, on behalf of the Underwriters, may elect to cover any such short position by purchasing Notes in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 and for the Underwriters by Allen & Overy, Swiss Bank Tower, 10 East 50th Street, New York, New York 10022.

                              GENERAL INFORMATION

    The Company is incorporated with shares and limited liability under the laws of the State of Delaware, the United States. The Company's registered office is at Prentice Hall, 32 Loockerman Suite L-100, Dover, DE 19901, U.S.A. The Company's principal executive office is 245 Park Avenue, New York, NY 10167, U.S.A.

    So long as the Notes are outstanding, copies of the following documents will be available from the principal executive office of the Company and from the specified offices of the Paying Agents in London and Hong Kong, respectively:

    (i) the Certificate of Incorporation and By-laws of the Company;

    (ii) the published audited consolidated financial statements of the Company and its subsidiaries contained in the Company's Annual Report on Form 10-K for the two financial years ended June 30, 1997;

    (iii) the published unaudited consolidated financial statements of the Company and its subsidiaries contained in the Company's Quarterly Report on Form 10-Q for the six month periods ended December 31, 1997 and December 31, 1996;

    (iv) the Underwriting Agreement and the Indenture;

    (v) a copy of this Prospectus Supplement and accompanying Prospectus; and

    (vi) any other documents incorporated herein by reference.

    The consolidated financial statements of the Company and its subsidiaries for each of the three financial years ended June 30, 1997 were audited, without qualification, by Deloitte & Touche LLP, 2 World Financial Center, New York, NY 10281, U.S.A., independent certified public accountants, in accordance with auditing standards generally accepted in the United States.

    Deloitte & Touche LLP have given and have not withdrawn their written agreement to inclusion in this Prospectus Supplement of their report dated September 2, 1997 addressed to the Board of Directors and Stockholders of The Bear Stearns Companies Inc. in the form and context in which it appears.

    Weil, Gotshal & Manges LLP have given and have not withdrawn their written agreement to the inclusion of their tax summary in this Prospectus Supplement in the form and context in which it appears.

    The directors of the Company confirm that the report of Deloitte & Touche LLP relating to the Company was unqualified.

    Other than as disclosed or contemplated herein, there has been no significant change in the financial or trading position of the Company or of the Company and its subsidiaries or material adverse change in the financial position or prospects of the Company or the Company and its subsidiaries since June 30, 1997.

    In the normal course of its business, the Company or its subsidiaries have been named as defendant in numerous civil actions arising out of their activities as broker and dealer in securities, as an underwriter, as an investment banker, as employer or arising out of alleged employee misconduct. Several of these actions are class actions that allege damages in large or indeterminate amounts. Although the ultimate outcome of these actions cannot be ascertained at this time, it is the opinion of management of the Company, after consultation with relevant counsel, that the resolution of these actions will not have a material adverse effect on the consolidated financial position of the Company. Subject to the foregoing, there are no legal or arbitration proceedings (including any such proceedings which are pending or threatened) of which the Company is aware which may have or have had during the 12 months before the date of this document a significant effect on the consolidated financial position of the Company and its subsidiaries.

    The Notes have been assigned Euroclear and Cedel Bank Common Code No. 8590290, International Security Identification Number (ISIN) US073902 BJ61 and CUSIP No. 073902 BJ6.

                                                                      APPENDIX A

                             FINANCIAL INFORMATION

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
  OF THE BEAR STEARNS COMPANIES INC.

    We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

New York, New York
September 2, 1997

                        THE BEAR STEARNS COMPANIES INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              FISCAL YEAR       FISCAL YEAR       FISCAL YEAR
                                                                 ENDED             ENDED             ENDED
                                                                JUNE 30,          JUNE 30,          JUNE 30,
                                                                  1997              1996              1995
                                                            ----------------  ----------------  ----------------
                                                                      IN THOUSANDS, EXCEPT SHARE DATA
REVENUES
  Commissions.............................................   $      732,343    $      686,548    $      546,939
  Principal transactions..................................        1,571,332         1,239,697           842,575
  Investment banking......................................          663,249           607,338           348,886
  Interest and dividends..................................        3,058,452         2,393,266         1,987,297
  Other income............................................           51,902            37,014            27,875
                                                            ----------------  ----------------  ----------------
  Total revenues..........................................        6,077,278         4,963,863         3,753,572
  Interest expenses.......................................        2,551,364         1,981,171         1,678,515
                                                            ----------------  ----------------  ----------------
    Revenues, net of interest expense.....................        3,525,914         2,982,692         2,075,057
                                                            ----------------  ----------------  ----------------
                                                            ----------------  ----------------  ----------------
NON-INTEREST EXPENSES
  Employee compensation and benefits......................        1,726,931         1,469,448         1,080,487
  Floor brokerage, exchange and clearance fees............          141,211           129,509           109,040
  Communications..........................................          102,926            92,827            85,711
  Occupancy...............................................           88,419            85,899            83,247
  Depreciation and amortization...........................           89,719            69,878            59,274
  Advertising and market development......................           69,765            56,797            57,036
  Data processing.........................................           36,620            34,305            33,650
  Other expenses..........................................          256,633           209,103           178,530
                                                            ----------------  ----------------  ----------------
    Total non-interest expenses...........................        2,512,224         2,147,766         1,686,975
                                                            ----------------  ----------------  ----------------
  Income before provision for income taxes................        1,013,690           834,926           388,082
  Provision for income taxes..............................          400,360           344,288           147,471
                                                            ----------------  ----------------  ----------------
  Net income..............................................   $      613,330    $      490,638    $      240,611
                                                            ----------------  ----------------  ----------------
  Net income applicable to common shares..................   $      589,497    $      466,145    $      215,474
                                                            ----------------  ----------------  ----------------
  Earnings per share......................................   $         4.20    $         3.27    $         1.54
                                                            ----------------  ----------------  ----------------
  Weighted average common and common equivalent shares
    outstanding...........................................      147,847,885       148,855,048       147,755,982
                                                            ----------------  ----------------  ----------------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                       JUNE 30,       JUNE 30,
                                                                                         1997           1996
                                                                                    --------------  -------------
                                                                                     IN THOUSANDS, EXCEPT SHARE
                                                                                                DATA
ASSETS
Cash and cash equivalents.........................................................  $    1,249,132  $     127,847
Cash and securities deposited with clearing organizations or segregated in
  compliance with federal regulations.............................................       1,448,814      1,702,124
Securities purchased under agreements to resell...................................      28,340,599     24,517,275
Securities borrowed...............................................................      40,711,280     29,611,207
Receivables:
  Customers.......................................................................       8,572,521      7,976,373
  Brokers, dealers and others.....................................................       1,227,947        811,391
  Interest and dividends..........................................................         405,892        305,725
Financial instruments owned, at fair value........................................      38,437,280     26,222,134
Property, equipment and leasehold improvements, net of accumulated depreciation
  and amortization of $415,681 and $318,657 in 1997 and 1996, respectively........         379,533        331,924
Other assets......................................................................         660,537        479,157
                                                                                    --------------  -------------
Total Assets......................................................................  $  121,433,535  $  92,085,157
                                                                                    --------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings.............................................................  $   14,416,671  $   9,867,619
Securities sold under agreements to repurchase....................................      39,431,216     33,353,899
Payables:
  Customers.......................................................................      29,921,386     21,905,015
  Brokers, dealers and others.....................................................       2,808,359      1,847,599
  Interest and dividends..........................................................         452,662        448,121
Financial instruments sold, but not yet purchased, at fair value..................      20,784,796     13,916,581
Accrued employee compensation and benefits........................................         907,337        712,962
Other liabilities and accrued expenses............................................         964,409      1,094,333
                                                                                    --------------  -------------
                                                                                       109,686,836     83,146,129
                                                                                    --------------  -------------
Commitments and contingencies
Long-term borrowings..............................................................       8,120,328      6,043,614
                                                                                    --------------  -------------
Guaranteed Preferred Beneficial Interests in Company Subordinated Debt
  Securities......................................................................         200,000
Preferred Stock issued by subsidiary..............................................         150,000        150,000
                                                                                    --------------  -------------
STOCKHOLDERS' EQUITY
Preferred Stock...................................................................         437,500        437,500
Common Stock, $1.00 par value; 200,000,000 shares authorized; 167,784,941 shares
  and 159,803,764 shares issued in 1997 and 1996, respectively....................         167,785        159,804
Paid-in capital...................................................................       1,874,016      1,696,217
Retained earnings.................................................................       1,031,736        694,108
Capital Accumulation Plan.........................................................         655,007        471,191
Treasury Stock, at cost
  Adjustable Rate Cumulative Preferred Stock, Series A: 2,520,750 shares and
    2,341,350 shares in 1997 and 1996, respectively                                       (103,421)       (95,389)
  Common Stock: 50,191,531 shares and 41,664,729 shares in 1997 and 1996,
    respectively..................................................................        (772,551)      (598,217)
Note receivable from ESOP trust...................................................         (13,701)       (19,800)
                                                                                    --------------  -------------
Total Stockholders' Equity........................................................       3,276,371      2,745,414
                                                                                    --------------  -------------
Total Liabilities and Stockholders' Equity........................................  $  121,433,535  $  92,085,157
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                               TREASURY STOCK
                                                                                                               --------------
                                                                                                                 ADJUSTABLE
                                                                                                                    RATE
                                                                                                                 CUMULATIVE
                                                                                                                 PREFERRED
                                                                                                                   STOCK
                                                              COMMON                               CAPITAL      SERIES A-$50
                                                PREFERRED     STOCK        PAID-IN    RETAINED   ACCUMULATION   LIQUIDATION
                                                  STOCK    $1 PAR VALUE    CAPITAL    EARNINGS       PLAN        PREFERENCE
                                                ---------  ------------  -----------  ---------  ------------  --------------
IN THOUSANDS, EXCEPT SHARE DATA
BALANCE, JUNE 30, 1994........................  $ 437,500   $  144,965   $ 1,447,066  $ 388,685   $  275,415     $  (85,507)
Net Income....................................                                          240,611
Cash dividends declared
  Common ($0.60 per share)....................                                          (67,475)
  Preferred...................................                                          (25,137)
Purchase of Treasury Stock
  Common Stock (4,293,726 shares).............
Common Stock issued out of treasury (2,561,732
  shares).....................................                                 6,475                 (18,637)
Income tax benefits attributable to Common
  Stock issued out of treasury................                                 4,674
5% stock dividend (7,237,630 shares)..........                   7,238        99,022   (106,354)
Note repayment from ESOP Trust................
Allocation under Capital Accumulation Plan....                                                        87,560
                                                ---------  ------------  -----------  ---------  ------------  --------------
BALANCE, JUNE 30, 1995........................    437,500      152,203     1,557,237    430,330      344,338        (85,507)
Net Income....................................                                          490,638
Cash dividends declared
  Common ($0.60 per share)....................                                          (70,293)
  Preferred...................................                                          (24,493)
Purchase of Treasury Stock
  Adjustable Rate Cumulative Preferred Stock,
    Series A (222,800 shares).................                                                                       (9,882)
  Common Stock (8,513,944 shares).............
Common Stock issued out of treasury (3,289,549
  shares).....................................                                 9,213                 (54,849)
Income tax benefits attributable to Common
  Stock issued out of treasury................                                 5,294
5% stock dividend (7,601,040 shares)..........                   7,601       124,473   (132,074)
Note repayment from ESOP Trust................
Allocation under Capital Accumulation Plan....                                                       181,702
                                                ---------  ------------  -----------  ---------  ------------  --------------
BALANCE, JUNE 30, 1996........................  $ 437,500   $  159,804   $ 1,696,217  $ 694,108   $  471,191     $  (95,389)
                                                ---------  ------------  -----------  ---------  ------------  --------------



                                                                 NOTE
                                                   COMMON     RECEIVABLE
                                                   STOCK       FROM ESOP
                                                $1 PAR VALUE     TRUST
                                                ------------  -----------
IN THOUSANDS, EXCEPT SHARE DATA
BALANCE, JUNE 30, 1994........................   $ (410,882)   $ (30,676)
Net Income....................................
Cash dividends declared
  Common ($0.60 per share)....................
  Preferred...................................
Purchase of Treasury Stock
  Common Stock (4,293,726 shares).............      (72,915)
Common Stock issued out of treasury (2,561,732
  shares).....................................       25,604
Income tax benefits attributable to Common
  Stock issued out of treasury................
5% stock dividend (7,237,630 shares)..........
Note repayment from ESOP Trust................                     5,229
Allocation under Capital Accumulation Plan....
                                                ------------  -----------
BALANCE, JUNE 30, 1995........................     (458,193)     (25,447)
Net Income....................................
Cash dividends declared
  Common ($0.60 per share)....................
  Preferred...................................
Purchase of Treasury Stock
  Adjustable Rate Cumulative Preferred Stock,
    Series A (222,800 shares).................
  Common Stock (8,513,944 shares).............     (186,863)
Common Stock issued out of treasury (3,289,549
  shares).....................................       46,839
Income tax benefits attributable to Common
  Stock issued out of treasury................
5% stock dividend (7,601,040 shares)..........
Note repayment from ESOP Trust................                     5,647
Allocation under Capital Accumulation Plan....
                                                ------------  -----------
BALANCE, JUNE 30, 1996........................   $ (598,217)   $ (19,800)
                                                ------------  -----------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                                                                                                               TREASURY STOCK
                                                                                                               --------------
                                                                                                                 ADJUSTABLE
                                                                                                                    RATE
                                                                                                                 CUMULATIVE
                                                                                                                 PREFERRED
                                                                                                                   STOCK
                                                            COMMON                                 CAPITAL      SERIES A-$50
                                              PREFERRED     STOCK        PAID-IN     RETAINED    ACCUMULATION   LIQUIDATION
                                                STOCK    $1 PAR VALUE    CAPITAL     EARNINGS        PLAN        PREFERENCE
                                              ---------  ------------  -----------  -----------  ------------  --------------

IN THOUSANDS, EXCEPT SHARE DATA
BALANCE, JUNE 30, 1996......................  $ 437,500   $  159,804   $ 1,696,217     $694,108  $   471,191        $(95,389)
Net Income..................................                                            613,330
Cash dividends declared
  Common ($0.60 per share)..................                                            (69,928)
  Preferred.................................                                            (23,890)
Purchase of Treasury Stock
  Adjustable Rate Cumulative................
  Preferred Stock, Series A (179,400
    shares).................................                                                                          (8,032)
  Common Stock (7,230,103 shares)...........
Common Stock issued out of treasury (745,399
  shares)...................................                                   350                   (12,298 )
Income tax benefits attributable to Common
  Stock issued out of treasury..............                                 3,546
5% stock dividend (7,981,177 shares)........                   7,981       173,903     (181,884)
Note repayment from ESOP Trust..............
Allocation under Capital Accumulation
  Plan......................................                                                         196,114
                                              ---------  ------------  -----------  -----------  ------------  --------------
BALANCE, JUNE 30, 1997......................  $ 437,500  $   167,785   $ 1,874,016  $ 1,031,736  $   655,007   $    (103,421)
                                              ---------  ------------  -----------  -----------  ------------  --------------
                                              ---------  ------------  -----------  -----------  ------------  --------------



                                                               NOTE
                                                 COMMON     RECEIVABLE
                                                 STOCK       FROM ESOP
                                              $1 PAR VALUE     TRUST
                                              ------------  -----------
IN THOUSANDS, EXCEPT SHARE DATA
BALANCE, JUNE 30, 1996......................  $  (598,217 ) $  (19,800 )
Net Income..................................
Cash dividends declared
  Common ($0.60 per share)..................
  Preferred.................................
Purchase of Treasury Stock
  Adjustable Rate Cumulative................
  Preferred Stock, Series A (179,400
    shares).................................
  Common Stock (7,230,103 shares)...........     (186,742 )
Common Stock issued out of treasury (745,399
  shares)...................................       12,408
Income tax benefits attributable to Common
  Stock issued out of treasury..............
5% stock dividend (7,981,177 shares)........
Note repayment from ESOP Trust..............                     6,099
Allocation under Capital Accumulation
  Plan......................................
                                              ------------  -----------
BALANCE, JUNE 30, 1997......................  $  (772,551 ) $  (13,701 )
                                              ------------  -----------
                                              ------------  -----------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  IN THOUSANDS

                                                                                    FISCAL YEAR ENDED
                                                                         ---------------------------------------
                                                                           JUNE 30,      JUNE 30,     JUNE 30,
                                                                             1997          1996         1995
                                                                         -------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................................  $     613,330  $   490,638  $   240,611
Adjustments to reconcile net income to cash used in operating activities:
  Depreciation and amortization........................................         89,719       69,878       59,274
  Deferred income taxes................................................       (101,859)        (189)     (11,488)
  Other................................................................         73,699       61,474       28,351
Decreases (increases) in operating receivables:
Cash and securities deposited with clearing organizations or segregated
  in compliance with federal regulations...............................        253,310     (392,551)   1,680,375
Securities purchased under agreements to resell........................     (3,823,324)  (5,576,531)     575,020
Securities borrowed....................................................    (11,100,073)  (4,979,119)  (3,558,880)
Receivables:
  Customers............................................................       (596,148)  (1,982,601)   1,272,837
  Brokers, dealers and others..........................................       (416,556)    (232,715)     401,776
  Financial instruments owned..........................................    (12,215,146)  (4,712,636)  (7,065,580)
  Other assets.........................................................        (80,975)     (67,439)     (85,858)
Increases (decreases) in operating payables:
  Securities sold under agreements to repurchase.......................      6,077,317    3,769,175    2,721,602
  Payables:
    Customers..........................................................      8,016,371    5,668,404     (151,321)
    Brokers, dealers and others........................................        968,282      675,016      330,678
  Financial instruments sold, but not yet purchased....................      6,868,215    2,675,463    2,889,860
  Accrued employee compensation and benefits...........................        137,967      207,023     (146,346)
  Other liabilities and accrued expenses...............................       (138,288)     773,208       (3,964)
                                                                         -------------  -----------  -----------
Cash used in operating activities......................................     (5,374,159)  (3,553,502)    (823,053)
                                                                         -------------  -----------  -----------
                                                                         -------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from short-term borrowings................................      4,549,052    1,296,842      710,466
Issuance of long-term borrowings.......................................      3,129,439    2,654,134    1,040,090
Net proceeds from issuance of subsidiary securities....................        199,884
Capital Accumulation Plan..............................................        196,114      181,702       87,560
Common Stock distributions.............................................          4,006        6,497       18,088
Note repayment from ESOP Trust.........................................          6,099        5,647        5,229
Payments for:
  Retirement of Senior Notes...........................................     (1,062,844)    (674,000)    (400,300)
  Treasury Stock purchases.............................................       (202,296)    (191,474)     (70,373)
Cash dividends paid....................................................        (93,784)     (95,001)     (92,642)
                                                                         -------------  -----------  -----------
Cash provided by financing activities..................................      6,725,670    3,184,347    1,298,118
                                                                         -------------  -----------  -----------
                                                                         -------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements............       (137,328)     (88,935)    (100,334)
Purchases of investment securities and other assets....................       (108,480)    (134,321)      (1,172)
Proceeds from sale of investment securities and other assets...........         15,582       19,757       32,338
                                                                         -------------  -----------  -----------
Cash used in investing activities......................................       (230,226)    (203,499)     (69,168)
                                                                         -------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents...................      1,121,285     (572,654)     405,897
Cash and cash equivalents, beginning of year...........................        127,847      700,501      294,604
                                                                         -------------  -----------  -----------
Cash and cash equivalents, end of year.................................  $   1,249,132  $   127,847  $   700,501
                                                                         -------------  -----------  -----------
                                                                         -------------  -----------  -----------

Non-cash financing activities totaled $0, $7,522 and $2,250, for the years ended June 30, 1997, 1996 and 1995, respectively.

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform with the current year's presentation or restated for the effects of stock dividends. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

    The Company, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and Bear, Stearns International Limited ("BSIL"), is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions and underwriting and investment banking.

FINANCIAL INSTRUMENTS

    Proprietary securities and commodities transactions, commission revenues and related expenses are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts are recorded at fair value with the resulting net unrealized gains and losses reflected in net income.

    Fair value is generally based on quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models consider time value and volatility factors underlying financial instruments as well as other relevant economic measurements.

    Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until such time as significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value.

SECURITIES TRANSACTIONS

    Customer transactions are recorded on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis.

COLLATERALIZED SECURITIES TRANSACTIONS

    Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the Company's policy to take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order

                        THE BEAR STEARNS COMPANIES INC.

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

    Securities borrowed and securities loaned are recorded based upon the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained, or excess collateral refunded as necessary.

FIXED ASSETS

    Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

TRANSLATION OF FOREIGN CURRENCIES

    Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, while income statement items are translated at average rates of exchange for the year. Gains or losses resulting from foreign currency transactions are included in net income.

INCOME TAXES

    The Company and certain of its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes". Under SFAS 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which will be in effect when the related temporary differences are expected to be reversed.

EARNINGS PER SHARE

    Earnings per share is computed by dividing net income applicable to Common and Common Equivalent Shares by the weighted average number of Common Stock and Common Stock Equivalents outstanding during each period presented. Common Stock Equivalents include the assumed distribution of shares of Common Stock issuable under certain of the Company's deferred compensation arrangements, with appropriate adjustments made to net income for expense accruals related thereto. Additionally, shares of Common Stock issued or issuable under various employee benefit plans are included as Common Stock Equivalent Shares.

STATEMENT OF CASH FLOWS

    For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the years ended

                        THE BEAR STEARNS COMPANIES INC.

1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
June 30, 1997, 1996 and 1995. Income taxes paid totaled $478.4 million, $279.0 million and $125.6 million for the fiscal years 1997, 1996 and 1995, respectively.

2--FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to report the fair value of financial instruments, as defined. Approximately 99.1% of the Company's assets and 99.5% of the Company's liabilities are carried at fair value or contracted amounts which approximate fair value.

    Financial instruments owned and financial instruments sold, but not yet purchased are carried at fair value. Assets which are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, and include reverse repurchase agreements, securities borrowed and certain other receivables. Similarly, the Company's short-term liabilities such as bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned and certain other payables are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and short-term maturities, in many cases overnight, and, accordingly, are not materially affected by changes in interest rates.

    The estimated fair value of the Company's long-term borrowings, based upon market rates of interest available to the Company at June 30, 1997 for debt obligations of similar maturity, was approximately $8.1 billion, which was less than the aggregate carrying value by approximately $7.7 million. However, the Company enters into interest rate swaps and other transactions designed to either convert its fixed rate debt into floating rates or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains on interest rate swaps and other transactions hedging the Company's long-term borrowings substantially offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance-sheet risk see Note 11.

                        THE BEAR STEARNS COMPANIES INC.

3--FINANCIAL INSTRUMENTS

    Financial instruments owned and financial instruments sold, but not yet purchased consisting of the Company's proprietary trading and investment accounts, at fair value, as of June 30, were as follows:

IN THOUSANDS                                                                             1997           1996
-----------------------------------------------------------------------------------  -------------  -------------
FINANCIAL INSTRUMENTS OWNED:
  US government and agency.........................................................  $  13,275,828  $   8,258,074
  Other sovereign governments......................................................      1,847,691        656,699
  Corporate equity.................................................................      8,351,399      5,225,171
  Convertible debt.................................................................      2,928,800      3,267,399
  Corporate debt...................................................................      4,961,737      4,739,512
  Derivative financial instruments.................................................      2,780,231      1,855,617
  Mortgages and other mortgage-backed securities...................................      3,745,779      1,796,322
  Other............................................................................        545,815        423,340
                                                                                     -------------  -------------
                                                                                     $  38,437,280  $  26,222,134
                                                                                     -------------  -------------
                                                                                     -------------  -------------
FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED:
  US government and agency.........................................................  $   8,695,621  $   5,502,459
  Other sovereign governments......................................................      1,479,278        964,808
  Corporate equity.................................................................      4,976,169      4,469,425
  Corporate debt...................................................................      1,099,700        877,576
  Derivative financial instruments.................................................      4,412,986      2,088,621
  Other............................................................................        121,042         13,692
                                                                                     -------------  -------------
                                                                                     $  20,784,796  $  13,916,581
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Financial instruments sold, but not yet purchased represent obligations of the Company to deliver the specified financial instrument at the contracted price, and thereby create a liability to repurchase the financial instrument in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased may exceed the amount recognized in the Consolidated Statements of Financial Condition.

4--SHORT-TERM FINANCING

    The Company's short-term financing is generally obtained on a secured basis through the use of repurchase agreements and securities lending arrangements. Additionally, the Company obtains short-term financing on an unsecured basis through the issuance of commercial paper, medium-term notes and bank loans. Repurchase agreements are collateralized principally by US government and agency securities. Securities lending arrangements are typically secured by corporate equity and debt securities, utilizing both securities owned by the Company and customers' securities. The interest rates on such short-term borrowings reflect money market rates of interest at the time of the transactions.

    Borrowings made under the Company's commercial paper programs were $7.8 billion and $4.3 billion at June 30, 1997 and 1996, respectively. During the fiscal years 1997 and 1996, the weighted average interest rates on such borrowings were 5.47% and 5.66%, respectively. The weighted average rates at June 30, 1997 and 1996 were 5.59% and 5.33%, respectively.

                        THE BEAR STEARNS COMPANIES INC.

4--SHORT-TERM FINANCING (CONTINUED)
    At June 30, 1997 and 1996, the Company had outstanding $5.7 billion and $4.9 billion, respectively, principal amount of Medium-Term Notes maturing from six to 18 months from the date of issue. The Medium-Term Notes generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the fiscal years 1997 and 1996, the weighted average interest rates on the Medium-Term Notes were 5.63% and 5.85%, respectively. The weighted average rates at June 30, 1997 and 1996 were 5.84% and 5.55%, respectively.

    At June 30, 1997 and 1996, the Company had outstanding $39.4 billion and $33.4 billion of repurchase agreements. During the fiscal years 1997 and 1996, the weighted average interest rates on the repurchase agreements were 5.30% and 5.41%, respectively. The weighted average rates at June 30, 1997 and 1996 were 5.44% and 5.15%, respectively.

    Short-term borrowings at June 30, 1997 and 1996 included $920.5 million and $651.1 million, respectively, of bank loans. During the fiscal years 1997 and 1996, the weighted average interest rates on such bank loans were 5.36% and 5.40%, respectively. The weighted average rates at June 30, 1997 and 1996 were 4.56% and 5.33%, respectively.

5--LONG-TERM BORROWINGS

    Long-term borrowings at June 30 consisted of the following:

IN THOUSANDS                                                                                1997          1996
--------------------------------------------------------------------------------------  ------------  ------------
Floating-Rate Notes due 1998 to 2030..................................................  $  1,122,461  $    924,129
Fixed-Rate Senior Notes due 1998 to 2005; interest rates ranging from
  5 3/4% to 9 3/8%....................................................................     3,068,453     2,568,696
Medium-Term Notes & Other.............................................................     3,929,414     2,550,789
                                                                                        ------------  ------------
Total long-term borrowings............................................................  $  8,120,328  $  6,043,614
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Floating-Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating-Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the years ended June 30, 1997 and 1996, the weighted average effective interest rates on the Floating-Rate Notes were 5.88% and 6.29%, respectively. The weighted average effective interest rates on the Floating-Rate Notes at June 30, 1997 and 1996 were 6.06% and 5.85%, respectively.

    The Company has entered into interest rate swaps and certain other transactions in order to convert its Fixed-Rate Senior Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Fixed-Rate Senior Notes during the fiscal years 1997 and 1996 were 6.21% and 6.45%, respectively. The weighted average effective interest rates on the Company's Senior Notes at June 30, 1997 and 1996 were 6.22% and 6.01%, respectively.

    The Company's Medium-Term Notes have maturities ranging from 18 months to 30 years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based upon LIBOR. During the fiscal years 1997 and 1996, the weighted average interest rates on the Medium-Term Notes were 5.85% and 6.11%, respectively. The weighted average interest rates on the Company's Medium-Term Notes at June 30, 1997 and 1996 were 6.02% and 5.81%, respectively.

                        THE BEAR STEARNS COMPANIES INC.

5--LONG-TERM BORROWINGS (CONTINUED)
    Maturities of long-term borrowings at June 30, 1997 consisted of the following:

                                IN THOUSANDS

FISCAL YEAR                                                                      AMOUNT
----------------------------------------------------------------------------  ------------
1998........................................................................  $  1,576,734
1999........................................................................     1,532,869
2000........................................................................     1,059,431
2001........................................................................     1,336,409
2002........................................................................       532,074
Thereafter..................................................................     2,082,811
                                                                              ------------
                                                                              $  8,120,328
                                                                              ------------
                                                                              ------------

    Instruments governing certain indebtedness of the Company contain various covenants, the most restrictive of which require the maintenance of minimum levels of stockholders' equity by the Company and Bear Stearns. At June 30, 1997, the Company and Bear Stearns were in compliance with all covenants contained in these various debt agreements.

6--INCOME TAXES

    The provision (benefit) for income taxes for the fiscal years ended June 30 consisted of the following:

IN THOUSANDS                                            1997         1996         1995
---------------------------------------------------  -----------  -----------  -----------
CURRENT:
  Federal..........................................  $   326,359  $   212,686  $   103,944
  State and local..................................      139,676      108,652       40,681
  Foreign..........................................       36,184       23,139       14,334
                                                     -----------  -----------  -----------
  Total current....................................  $   502,219  $   344,477  $   158,959
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------
DEFERRED:
  Federal..........................................  $   (74,346) $     2,596  $    (8,322)
  State and local..................................      (27,513)      (2,785)      (3,166)
                                                     -----------  -----------  -----------
  Total deferred...................................     (101,859)        (189)     (11,488)
                                                     -----------  -----------  -----------
  Total provision for income taxes.................  $   400,360  $   344,288  $   147,471
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------

                        THE BEAR STEARNS COMPANIES INC.

6--INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets (liabilities) as of June 30 were as follows:

IN THOUSANDS                                            1997         1996         1995
---------------------------------------------------  -----------  -----------  -----------
DEFERRED TAX ASSETS:
  Deferred compensation............................  $   304,238  $   214,484  $   153,564
  Valuation reserves...............................       15,304       19,848       14,491
  Liability reserves...............................       93,631       57,199       23,663
  Other............................................       25,398       13,264        5,833
                                                     -----------  -----------  -----------
  Total deferred tax assets........................  $   438,571  $   304,795  $   197,551
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------
DEFERRED TAX LIABILITIES:
  Partnerships.....................................  $  (106,379) $   (82,314) $   (60,893)
  Unrealized appreciation..........................     (117,616)     (98,787)      (4,864)
  Depreciation.....................................      (15,261)     (19,026)     (19,266)
  Other............................................       (7,467)     (14,679)     (22,728)
                                                     -----------  -----------  -----------
  Total deferred tax liabilities...................  $  (246,723) $  (214,806) $  (107,751)
                                                     -----------  -----------  -----------
  Net deferred tax asset...........................  $   191,848  $    89,989  $    89,800
                                                     -----------  -----------  -----------
                                                     -----------  -----------  -----------

    A reconciliation of the statutory federal income tax rates and the Company's effective tax rates for the fiscal years ended June 30 were as follows:

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Statutory rate..................................................       35.0%      35.0%      35.0%
State and local taxes, not of federal benefit...................        6.9        8.5        6.3
Dividend exclusion..............................................       (1.8)      (1.9)      (3.6)
Other, net......................................................       (0.6)      (0.4)       0.3
                                                                        ---        ---        ---
Effective tax rate..............................................       39.5%      41.2%      38.0%
                                                                        ---        ---        ---
                                                                        ---        ---        ---

    Not included in the reconciliation table reflected above are approximately $3.5 million, $5.3 million and $4.7 million of income tax benefits attributable to the distribution of Common Stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), other deferred compensation plans and the exercise of stock options, credited directly to paid-in capital, for fiscal 1997, 1996 and 1995, respectively.

7--REGULATORY REQUIREMENTS

    Bear Stearns and BSSC, a subsidiary of Bear Stearns, are registered broker dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by the capital rules. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At June 30, 1997, Bear Stearns' net capital, as defined, of $1.43 billion exceeded the minimum requirement by $1.40 billion.

                        THE BEAR STEARNS COMPANIES INC.

7--REGULATORY REQUIREMENTS (CONTINUED)
    BSIL and certain other wholly owned London-based subsidiaries are subject to regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986.

    The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At June 30, 1997, approximately $1.9 billion of net assets of consolidated subsidiaries were restricted as to the payment of cash dividends and advances to the Company.

8--PREFERRED STOCK

PREFERRED STOCK ISSUED BY THE BEAR STEARNS COMPANIES INC.

    The Company issued 3.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.63% during the year ended June 30, 1997. During the year ended June 30, 1997, the Company repurchased 179,400 shares at a cost of approximately $8.0 million. At June 30, 1997, the Company held 2,520,750 shares of Preferred Stock in treasury.

    The Company has outstanding 7.5 million depositary shares representing 937,500 shares of Cumulative Preferred Stock, Series B ("Series B Preferred Stock"), having an aggregate liquidation preference of $187.5 million. Each depositary share represents a one-eighth interest in a share of Series B Preferred Stock. Dividends on the Series B Preferred Stock are payable at an annual rate of 7.88%. Series B Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 1998, in whole or in part, at a redemption price of $200 per share (equivalent to $25 per depositary share), plus accrued and unpaid dividends.

    The Company has outstanding 4.0 million depositary shares representing 500,000 shares of Cumulative Preferred Stock, Series C ("Series C Preferred Stock"), having an aggregate liquidation preference of $100.0 million. Each depositary share represents a one-eighth interest in a share of Series C Preferred Stock. Dividends on the Series C Preferred Stock are payable at an annual rate of 7.60%. Series C Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 1998, in whole or in part, at a redemption price of $200 per share (equivalent to $25 per depositary share), plus accrued and unpaid dividends.

PREFERRED STOCK ISSUED BY SUBSIDIARIES

    Bear Stearns Finance LLC ("BSF"), a wholly owned subsidiary of the Company, has outstanding $150.0 million Exchangeable Preferred Income Cumulative Shares ("EPICS"), Series A, which have a liquidation value of $25 per share, and an annual dividend rate of 8.00%. The EPICS are callable at the option of BSF, in whole or in part, at any time on or after February 28, 1999, at their stated liquidation value.

                        THE BEAR STEARNS COMPANIES INC.

8--PREFERRED STOCK (CONTINUED)
    The proceeds of the EPICS issuance were loaned by BSF to the Company under the terms of a 30-year subordinated loan agreement. This agreement allows the Company to extend the maturity of the loan through two 30-year renewal options. On any given monthly dividend date, the Company has the right, subject to certain conditions, to issue to BSF, in exchange for such note, depositary shares evidencing Preferred Stock of the Company. In the event of such exchange, BSF is required to redeem the EPICS, in their entirety, solely in exchange for such depositary shares.

    In January 1997, Bear Stearns Capital Trust I (the "Trust"), a wholly owned subsidiary of the Company, issued $200.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Capital Securities"). The Capital Securities are fixed/adjustable rate capital securities which have a liquidation value of $1,000 per capital security. Holders of the Capital Securities are entitled to receive semi-annual preferential cumulative cash distributions at an annual rate of 7% through January 2002. Thereafter the distributions will be at a variable rate based on three-month LIBOR plus a margin of 1.75%. The proceeds of the issuance of the Capital Securities were used to purchase fixed/ adjustable rate junior subordinated deferrable interest debentures (the "Subordinated Debentures") issued by the Company. The Subordinated Debentures are the sole assets of the Trust. The Subordinated Debentures will mature on January 15, 2007. The interest rate on the Subordinated Debentures is the same as the rate on the Capital Securities. The Company's guarantee of the Capital Securities, considered together with the other obligations of the Company with respect to Capital Securities, constitutes a full and unconditional guarantee by the Company of the Trust's obligation under the Capital Securities issued by the Trust.

9--EMPLOYEE BENEFIT PLANS

    The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the years ended June 30, 1997, 1996 and 1995 was $12.5 million, $11.1 million, and $4.5 million, respectively.

    The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant selected investment options for benefits accrued. The Company's expense for this plan for the years ended June 30, 1997, 1996 and 1995 was $9.4 million, $7.2 million and $4.5 million, respectively.

    The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering substantially all full time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. Advances made under the ESOP Note (the "Note") bear interest at a rate of 8.00% per annum. The Note is repayable in seven annual principal installments which commenced December 31, 1992. The Note is expected to be repaid through a combination of contributions by the Company and dividends on the shares of Common Stock held by the ESOP trust. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity. The Company's expense related to the ESOP for the years ended June 30, 1997, 1996 and 1995 was $5.9 million, $6.2 million and $6.0 million, respectively.

                        THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10--EMPLOYEE STOCK PLANS

CAPITAL ACCUMULATION PLAN

    The CAP Plan allows participants to defer a defined minimum percentage of their total annual compensation. Participants' compensation generally must be deferred for a minimum of five years from the date it was otherwise payable and is credited to participants' deferred compensation accounts in the form of CAP Units. The number of CAP Units credited is a function of the amount deferred by each participant and the average per share cost of Common Stock acquired by the Company in the open market on behalf of the CAP Plan. The aggregate number of CAP Units that may be credited to participants in any fiscal year may not exceed the number of shares of Common Stock acquired by the Company.

    Each CAP Unit gives the participant an unsecured right to receive, on an annual basis, an amount equal to the Company's pre-tax income or loss per share, as defined by the CAP Plan, less the value of changes in the Company's book value per Common Share during such fiscal year resulting from increases or decreases in the Company's consolidated retained earnings (the "earnings adjustment"). The earnings adjustment will be credited to each participant's deferred compensation account in the form of additional CAP Units, subject to the limitations discussed above, based on the number of CAP Units in such account at the end of each fiscal year. Upon completion of the deferral period, participants are entitled to receive shares of Common Stock equal to the number of CAP Units then credited to their respective deferred compensation accounts.

    During the years ended June 30, 1997, 1996 and 1995, participants deferred compensation of approximately $191.8 million, $139.7 million and $71.8 million, respectively. During the years ended June 30, 1997, 1996 and 1995, the Company recognized expense of approximately $56.4 million, $36.7 million and $20.9 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to earnings adjustments. As of July 1, 1997, pursuant to the terms of the CAP Plan, 7,494,518 CAP Units were credited to participants' deferred compensation accounts with respect to the deferrals and earnings made during fiscal year 1997. In addition, $50.8 million which represented the balance of the deferral was credited to the participants' deferred compensation cash accounts. The aggregate number of shares of Common Stock distributable pursuant to the Company's obligation for CAP Units at June 30, 1997, 1996 and 1995 was approximately 34.0 million, 27.2 million and 22.2 million, respectively. Compensation deferred pursuant to the CAP Plan and allocated to participants' deferred compensation accounts in the form of CAP Units is shown as a separate component of the Company's stockholders' equity.

11--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments in order to reduce its exposure to market risk, which includes interest rate, exchange rate, equity price and commodity price risk. SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a future, forward, swap or option contract, or other financial instrument with similar characteristics such as caps, floors and collars. Generally these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or to sell other financial instruments at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price before or on an established date. These

                        THE BEAR STEARNS COMPANIES INC.

11--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) financial instruments may have market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

    The Company's principal transactions revenues by reporting categories, including derivatives, for the fiscal years ended June 30, were as follows:

IN THOUSANDS                                                                  1997          1996         1995
------------------------------------------------------------------------  ------------  ------------  ----------
Fixed income............................................................  $    919,604  $    677,475  $  473,704
Equity..................................................................       393,875       389,898     306,326
Foreign exchange and other derivative financial instruments.............       257,853       172,324      62,545
                                                                          ------------  ------------  ----------
Total principal transactions............................................  $  1,571,332  $  1,239,697  $  842,575
                                                                          ------------  ------------  ----------

MARKET RISK

    Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and between financial instruments with off-balance-sheet risk and the Company's proprietary securities and commodities inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various analytical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and generally are not actually paid or received, with the exception of currency swaps and foreign exchange and mortgage-backed securities forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

                        THE BEAR STEARNS COMPANIES INC.

11--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments as of June 30:

IN BILLIONS                                                                                        1997       1996
-----------------------------------------------------------------------------------------------  ---------  ---------
Interest Rate:
  Swap agreements, including options, swaptions, caps, collars and floors......................  $   208.3  $   175.2
  Futures contracts............................................................................       34.3       60.5
  Options held.................................................................................        4.0        3.0
  Options written..............................................................................        0.7        3.1
Foreign Exchange:
  Futures contracts............................................................................       19.9        2.3
  Forward contracts............................................................................       13.6        7.9
  Options held.................................................................................       10.0        3.2
  Options written..............................................................................        9.4        3.3
Mortgage-Backed Securities:
  Forward contracts............................................................................       40.5       23.0
Equity:
  Swap agreements..............................................................................        6.0        3.8
  Futures contracts............................................................................        0.6        0.5
  Options held.................................................................................        2.8        1.1
  Options written..............................................................................        2.9        1.3

FAIR VALUE

    The derivative instruments used in the Company's trading and dealer activities, as described further in Note 1, are recorded at fair value on a daily basis with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

    The fair values of derivative financial instruments held or issued for trading purposes as of June 30 were as follows:

                                                             1997                     1996
                                                    ----------------------  ------------------------
IN MILLIONS                                          ASSETS    LIABILITIES    ASSETS     LIABILITIES
--------------------------------------------------  ---------  -----------  -----------  -----------
Swap agreements...................................  $     730   $   1,250    $     678    $     846
Futures and forward contracts.....................        172         248          280          307
Options held......................................      1,880                      897
Options written...................................                  2,927                       968

                        THE BEAR STEARNS COMPANIES INC.

11--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    The average monthly fair values of the derivative financial instruments for the fiscal years ended June 30 were as follows:

                                                             1997                     1996
                                                    ----------------------  ------------------------
IN MILLIONS                                          ASSETS    LIABILITIES    ASSETS     LIABILITIES
--------------------------------------------------  ---------  -----------  -----------  -----------
Swap Agreements...................................  $     734   $   1,029    $     611    $     698
Futures and forward contracts.....................        245         218          286          275
Options held......................................      1,120                      704
Options written...................................                  1,657                       795

    The majority of the Company's transactions with off-balance-sheet risk are short-term in duration with a weighted average maturity of approximately 2.99 years and 2.22 years at June 30, 1997 and 1996, respectively. The maturities for notional/contract amounts outstanding for derivative financial instruments as of June 30, 1997 were as follows:

                                        LESS THAN    1 TO 3     3 TO 5    GREATER THAN
IN BILLIONS                              1 YEAR       YEARS      YEARS       5 YEARS       TOTAL
-------------------------------------  -----------  ---------  ---------  -------------  ---------
Swap Agreements......................   $    43.3   $    65.4  $    53.4    $    52.2    $   214.3
Futures contracts....................        42.7        10.3        1.7          0.1         54.8
Forward contracts....................        54.1                                             54.1
Options held.........................        14.6         0.2        1.7          0.3         16.8
Options written......................        10.9         0.1        1.7          0.3         13.0
                                       -----------  ---------  ---------        -----    ---------
Total................................   $   165.6   $    76.0  $    58.5    $    52.9    $   353.0
                                       -----------  ---------  ---------        -----    ---------
                                       -----------  ---------  ---------        -----    ---------
Percent of total.....................        46.9%       21.5%      16.6%        15.0%         100%
                                       -----------  ---------  ---------        -----    ---------
                                       -----------  ---------  ---------        -----    ---------

CREDIT RISK

    The notional/contract amounts of these instruments do not represent the Company's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company's exposure to credit risk associated with counterparty nonperformance is limited to the net replacement cost of over-the-counter contracts in a gain position which are recognized in the Company's Consolidated Statements of Financial Condition. Exchange traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

    The Company has controls in place to monitor credit exposures by limiting transactions with specific counterparties and assessing the future creditworthiness of counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits, and requiring collateral where appropriate.

                        THE BEAR STEARNS COMPANIES INC.

11--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    The following table summarizes the credit quality of the Company's trading-related derivatives by showing counterparty credit ratings for the replacement cost of contracts in a gain position, net of $462.1 million and $414.8 million of collateral, respectively, at June 30, 1997 and 1996:

IN MILLIONS                                                            1997       1996
-------------------------------------------------------------------  ---------  ---------
                                                                             NET
                                                                         REPLACEMENT
RATING(1)                                                                    COST
AAA................................................................  $    92.4  $    48.0
AA.................................................................      201.7       86.1
A..................................................................      152.9       93.2
BBB................................................................       40.6       25.6
BB and Lower.......................................................       16.5        2.6
Non-rated..........................................................       36.7       21.3

------------------------
(1)  Rating Agency Equivalent

CUSTOMER ACTIVITIES

    The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of customers' securities and commodities transactions. Customers' securities activities are transacted on either a cash or margin basis, while customers' commodities transactions are generally transacted on a margin basis subject to individual exchange regulations. In connection with these activities, the Company executes and clears customers' transactions involving the sale of borrowed securities ("short sales") and the writing of option contracts. These transactions may expose the Company to off-balance-sheet risk in the event that customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. In the event the customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customers' obligations.

    The Company seeks to control the risks associated with its customers' activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, may require customers to deposit additional cash or collateral, or to reduce positions, when deemed necessary. The Company also establishes credit limits for customers engaged in commodity activities that are monitored daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms are required to guarantee the contractual obligations of their customers.

    The Company's customer-financing and securities-settlement activities may require the Company to pledge customers' securities as collateral to satisfy exchange margin deposit requirements or to support various secured-financing sources such as bank loans, securities loaned and repurchase agreements. In the event the counterparties are unable to meet their contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customers' obligations. The Company seeks to control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Moreover, the Company establishes credit limits for such activities and monitors credit compliance daily.

                        THE BEAR STEARNS COMPANIES INC.

11--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
CONCENTRATIONS OF CREDIT RISK

    The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations, governments and individual and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors, including other brokers and dealers, commercial banks, insurance companies, pension plans and mutual funds and other financial institutions. The Company's exposure to credit risk, associated with the nonperformance of customers in fulfilling their contractual obligations, pursuant to securities and commodities transactions, can be directly impacted by volatile or illiquid trading markets which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customers' credit exposure and collateral values on a daily basis and by requiring additional collateral to be deposited with or returned to the Company. A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, specialists, market-makers, risk arbitrageurs and other professional traders. Due to the nature of their operations, which may include a significant level of margin activity, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines. Additional collateral is requested when necessary. To further control this risk, the Company has developed computerized risk control systems which analyze customers' sensitivity to major market movements. When deemed necessary, the Company will require the customers to deposit additional margin collateral, or reduce positions, if it is determined that the customers' activities may be subject to above-normal market risks.

NON-TRADING DERIVATIVES ACTIVITY

    In order to modify the interest rate characteristics of its long and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued dollar and foreign currency-denominated debt with both variable and fixed-rate interest payment obligations. The Company has entered into interest rate swaps primarily based on LIBOR, in order to convert fixed-rate interest payments on its debt obligations into variable-rate payments. Interest payment obligations on variable-rate debt obligations may also be modified through interest rate swaps which may change the underlying basis or reset frequency. In addition, for foreign currency debt obligations which are not used to fund assets in the same currency, the Company has entered into currency swap agreements which effectively convert the debt into dollar obligations.

    These financial instruments with off-balance-sheet risk are subject to the same market and credit risks as those which are traded in connection with the Company's market-making and trading activities. The Company has the same controls in place to monitor these risks.

    At June 30, 1997 and 1996, the Company had outstanding interest rate and currency swap agreements with a notional principal amount of $7.9 billion and $6.0 billion, respectively. The interest rate swap agreements entered into reduced net interest expense on the Company's long-term and short-term debt obligations by $29.4 million, $15.9 million and $21.1 million for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred, and any related receivable or payable is reflected accordingly as an asset or liability.

                        THE BEAR STEARNS COMPANIES INC.

12--COMMITMENTS AND CONTINGENCIES

LEASES

    The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City which expires on December 31, 2002. In addition, in September 1997, the Company entered into a 99-year ground lease at 383 Madison Avenue, New York City, pursuant to which an office tower will be developed and built. The site will serve as the new worldwide headquarters and will be completed by the expiration of the current lease at 245 Park Avenue. At June 30, 1997, future minimum aggregate annual rentals payable under these noncancelable leases (net of subleases), including 383 Madison Avenue, were as follows:

IN THOUSANDS
Fiscal Year
    1998.......................................................................     65,069
    1999.......................................................................     62,519
    2000.......................................................................    143,823
    2001.......................................................................     54,477
    2002.......................................................................     52,162
Aggregate amount thereafter....................................................    238,615

    The various leases contain provisions for periodic escalations to the extent of increased operating and other costs. Rental expense, including escalations, under these leases was $79.5 million, $77.0 million, and $73.8 million, for the years ended June 30, 1997, 1996 and 1995, respectively.

LETTERS OF CREDIT

    At June 30, 1997, the Company was contingently liable for unsecured letters of credit of $2.5 billion and letters of credit of $78.0 million secured by financial instruments which are principally used as deposits for securities borrowed and for satisfying margin deposits at option and commodity exchanges.

BORROW VERSUS PLEDGE

    At June 30, 1997, US government and agency securities with a market value of approximately $5.7 billion had been pledged against borrowed securities with an approximate market value of $5.6 billion.

LITIGATION

    In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such lawsuits will not have a material adverse effect on the results of operations or the financial condition of the Company.

13--SEGMENT AND GEOGRAPHIC AREA DATA

    The Company is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions, and underwriting

                        THE BEAR STEARNS COMPANIES INC.

13--SEGMENT AND GEOGRAPHIC AREA DATA (CONTINUED) and investment banking. These activities constitute a single industry segment for purposes of SFAS 14. Information regarding the Company's operations for the fiscal years ended June 30 is as follows:

IN THOUSANDS                                                                1997           1996          1995
----------------------------------------------------------------------  -------------  ------------  ------------
Foreign revenues......................................................  $     535,275  $    460,055  $    252,825
Domestic revenues.....................................................      5,542,003     4,503,808     3,500,747
                                                                        -------------  ------------  ------------
Consolidated revenues.................................................      6,077,278     4,963,863     3,753,572
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Foreign income before provision for income taxes......................         28,790        53,470         3,147
Domestic income before provision for income taxes.....................        984,900       781,456       384,935
                                                                        -------------  ------------  ------------
Consolidated income before provision for income taxes.................      1,013,690       834,926       388,082
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Foreign assets........................................................     22,148,655    17,219,879    10,428,506
Domestic assets.......................................................     99,284,880    74,865,278    64,168,654
                                                                        -------------  ------------  ------------
Consolidated assets...................................................    121,433,535    92,085,157    74,597,160
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

    Because of the international nature of the financial markets and the resultant integration of US and non-US services, it is difficult to precisely separate foreign operations. The Company conducts and manages these activities with a view toward the profitability of the Company as a whole. Accordingly, the foreign operations information is, of necessity, based upon management judgments and internal allocations.

                        THE BEAR STEARNS COMPANIES INC.

14-QUARTERLY INFORMATION (UNAUDITED)

                                                    FIRST         SECOND        THIRD         FOURTH
  IN THOUSANDS, EXCEPT PER SHARE DATA              QUARTER       QUARTER       QUARTER       QUARTER        TOTAL
-----------------------------------------------  ------------  ------------  ------------  ------------  ------------
FISCAL YEAR ENDED JUNE 30, 1997
  Revenues.....................................  $  1,236,153  $  1,556,530  $  1,511,301  $  1,773,294  $  6,077,278
                                                 ------------  ------------  ------------  ------------  ------------
  Interest expense.............................       547,469       616,396       576,836       810,663     2,551,364
                                                 ------------  ------------  ------------  ------------  ------------
  Revenues, net of interest expense............       688,684       940,134       934,465       962,631     3,525,914
  Non-interest expenses
  Employee compensation and benefits...........       344,372       456,825       464,596       461,138     1,726,931
  Other........................................       165,795       192,754       194,094       232,650       785,293
                                                 ------------  ------------  ------------  ------------  ------------
  Total non-interest expenses..................       510,167       649,579       658,690       693,788     2,512,224
                                                 ------------  ------------  ------------  ------------  ------------
  Income before provision for income taxes.....       178,517       290,555       275,775       268,843     1,013,690
  Provision for income taxes...................        70,068       114,043       110,294       105,955       400,360
                                                 ------------  ------------  ------------  ------------  ------------
  Net income...................................       108,449       176,512       165,481       162,888       613,330
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------
  Earnings per share(1)........................          0.72          1.21          1.14          1.15          4.20
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------
  Cash dividends declared per common
    share(1)(2)................................          0.14          0.14          0.15          0.15          0.59
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------

                                                    FIRST         SECOND        THIRD         FOURTH
  IN THOUSANDS, EXCEPT PER SHARE DATA              QUARTER       QUARTER       QUARTER       QUARTER        TOTAL
-----------------------------------------------  ------------  ------------  ------------  ------------  ------------
FISCAL YEAR ENDED JUNE 30, 1996
  Revenues.....................................  $  1,074,434  $  1,190,063  $  1,295,996  $  1,403,370  $  4,963,863
                                                 ------------  ------------  ------------  ------------  ------------
  Interest expense.............................       456,945       502,403       503,754       518,069     1,981,171
                                                 ------------  ------------  ------------  ------------  ------------
  Revenues, net of interest expense............       617,489       687,660       792,242       885,301     2,982,692
  Non-interest expenses
  Employee compensation and benefits...........       306,997       345,427       392,442       424,582     1,469,448
  Other........................................       154,082       161,352       177,985       184,899       678,318
                                                 ------------  ------------  ------------  ------------  ------------
  Total non-interest expenses..................       461,079       506,779       570,427       609,481     2,147,766
                                                 ------------  ------------  ------------  ------------  ------------
  Income before provision for income taxes.....       156,410       180,881       221,815       275,820       834,926
  Provision for income taxes...................        62,564        75,725        92,944       113,055       344,288
                                                 ------------  ------------  ------------  ------------  ------------
  Net income...................................        93,846       105,156       128,871       162,765       490,638
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------
  Earnings per share(1)........................          0.60          0.69          0.86          1.12          3.27
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------
  Cash dividends declared per common
    share(1)(2)................................          0.14          0.14          0.14          0.14          0.55
                                                 ------------  ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------  ------------

------------------------

(1) Adjusted to reflect stock dividends.

(2) Total does not equal the sum of four quarters due to rounding.

                                                                      APPENDIX B

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The data set forth below for the six months ended December 31, 1997 have been extracted from the unaudited financial statements of the Company and its subsidiaries for the six months ended December 31, 1997 and 1996. The results for the interim period ended December 31, 1997 are not necessarily indicative of the results for the full year.

                        THE BEAR STEARNS COMPANIES INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                                    DECEMBER 31,      JUNE 30,
                                                                                        1997            1997
                                                                                   --------------  --------------
                                                                                    (UNAUDITED)

                                                                                           (IN THOUSANDS)
Cash and cash equivalents........................................................  $    1,269,745  $    1,249,132
Cash and securities deposited with clearing organizations or segregated in
  compliance with federal regulations............................................       2,806,890       1,448,814
Securities purchased under agreements to resell..................................      33,997,149      28,340,599
Securities borrowed..............................................................      42,821,711      40,711,280
Receivables:
  Customers......................................................................      12,683,829       8,572,521
  Brokers, dealers and others....................................................       1,458,913       1,227,947
  Interest and dividends.........................................................         416,653         405,892
Financial instruments owned, at fair value.......................................      40,818,227      38,437,280
Property, equipment and leasehold improvements, net of accumulated depreciation
  and amortization...............................................................         434,587         379,533
Other assets.....................................................................         803,321         660,537
                                                                                   --------------  --------------
Total Assets.....................................................................  $  137,511,025  $  121,433,535
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                    DECEMBER 31,      JUNE 30,
                                                                                        1997            1997
                                                                                   --------------  --------------
                                                                                    (UNAUDITED)

                                                                                    (IN THOUSANDS, EXCEPT SHARE
                                                                                               DATA)
Short-term borrowings............................................................  $   14,522,968  $   14,416,671
Securities sold under agreements to repurchase...................................      46,243,472      39,431,216
Payables:
  Customers......................................................................      35,663,578      29,921,386
  Brokers, dealers and others....................................................       1,357,043       2,808,359
  Interest and dividends.........................................................         574,092         452,662
Financial instruments sold, but not yet purchased, at fair value.................      22,450,080      20,784,796
Accrued employee compensation and benefits.......................................         773,943         907,337
Other liabilities and accrued expenses...........................................       1,136,802         964,409
                                                                                   --------------  --------------
                                                                                      122,721,978     109,686,836
                                                                                   --------------  --------------
Commitments and contingencies

Long-term borrowings.............................................................      10,894,572       8,120,328
                                                                                   --------------  --------------
Guaranteed Preferred Beneficial Interests in Company Subordinated Debt
  Securities.....................................................................         200,000         200,000
Preferred stock issued by subsidiary.............................................         150,000         150,000
                                                                                   --------------  --------------
Stockholders' Equity
  Preferred Stock................................................................         437,500         437,500
  Common Stock, $1.00 par value; 200,000,000 shares authorized; 167,784,941
    shares issued at December 31, 1997 and June 30, 1997.........................         167,785         167,785
  Paid-in capital................................................................       1,883,674       1,874,016
  Retained earnings..............................................................       1,306,688       1,031,736
  Capital Accumulation Plan......................................................         694,967         655,007
Treasury stock, at cost
    Adjustable Rate Cumulative Preferred Stock, Series A--2,520,750 shares at
      December 31, 1997 and June 30, 1997........................................        (103,421)       (103,421)
    Common Stock--50,993,838 shares and 50,191,531 shares at December 31, 1997
      and June 30, 1997, respectively............................................        (835,604)       (772,551)
  Note receivable from ESOP Trust................................................          (7,114)        (13,701)
                                                                                   --------------  --------------
Total Stockholders' Equity.......................................................       3,544,475       3,276,371
                                                                                   --------------  --------------
Total Liabilities and Stockholders' Equity.......................................  $  137,511,025  $  121,433,535
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                      ----------------------------  ----------------------------
                                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                          1997           1996           1997           1996
                                                      -------------  -------------  -------------  -------------

                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues
Commissions.........................................  $     230,496  $     183,584  $     443,940  $     345,154
Principal transactions..............................        390,512        429,239        782,026        724,131
Investment banking..................................        278,884        183,138        498,212        291,832
Interest and dividends..............................      1,081,298        745,610      2,045,869      1,405,867
Other income........................................         11,877         14,959         36,025         25,699
                                                      -------------  -------------  -------------  -------------
Total Revenues......................................      1,993,067      1,556,530      3,806,072      2,792,683
Interest expense....................................        919,304        616,396      1,736,219      1,163,865
                                                      -------------  -------------  -------------  -------------
Revenues, net of interest expense...................      1,073,763        940,134      2,069,853      1,628,818
                                                      -------------  -------------  -------------  -------------
Non-interest expenses
Employee compensation and benefits..................        535,793        456,825      1,034,990        801,197
Floor brokerage, exchange and clearance fees........         43,522         34,447         83,107         66,013
Communications......................................         28,824         24,778         56,957         49,334
Depreciation and amortization.......................         27,427         21,450         53,444         41,418
Occupancy...........................................         25,387         21,945         48,933         43,291
Advertising and market development..................         20,057         16,683         36,011         31,439
Data processing and equipment.......................         12,460          8,206         24,694         15,761
Other expenses......................................        120,688         65,245        204,974        111,293
                                                      -------------  -------------  -------------  -------------
Total non-interest expenses.........................        814,158        649,579      1,543,110      1,159,746
                                                      -------------  -------------  -------------  -------------
Income before provision for income taxes............        259,605        290,555        526,743        469,072
Provision for income taxes..........................         99,383        114,043        204,903        184,111
                                                      -------------  -------------  -------------  -------------
Net income..........................................  $     160,222  $     176,512  $     321,840  $     284,961
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Net income applicable to common shares..............  $     154,299  $     170,573  $     309,991  $     272,991
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Earnings per share..................................  $        1.11  $        1.21  $        2.22  $        1.92
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average common and common equivalent shares
  outstanding.......................................    152,312,886    148,780,833    152,757,258    149,826,973
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Cash dividends declared per common share............  $        0.15  $        0.14  $        0.30  $        0.29
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                      ----------------------------
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  -------------

                                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................................................  $     321,840  $     284,961
Adjustments to reconcile net income to cash used in operating activities:
  Depreciation and amortization.....................................................         53,444         41,418
  Deferred income taxes.............................................................        (58,468)       (38,419)
  Other.............................................................................         56,738         33,010
(Increases) decreases in operating receivables:
  Cash and securities deposited with clearing organizations or segregated in
    compliance with federal regulations.............................................     (1,358,076)      (450,007)
  Securities purchased under agreements to resell...................................     (5,656,550)    (2,544,512)
  Securities borrowed...............................................................     (2,110,431)    (1,602,738)
  Receivables:
    Customers.......................................................................     (4,111,308)       (70,838)
    Brokers, dealers and others.....................................................       (230,966)    (1,086,106)
  Financial instruments owned.......................................................     (2,380,947)    (6,936,876)
  Other assets......................................................................        (14,591)       174,340
Increases (decreases) in operating payables:
  Securities sold under agreements to repurchase....................................      6,812,256      6,326,918
  Payables:
    Customers.......................................................................      5,742,192      2,666,872
    Brokers, dealers and others.....................................................     (1,454,246)      (384,326)
  Financial instruments sold, but not yet purchased.................................      1,665,284      2,139,589
  Accrued employee compensation and benefits........................................       (184,391)      (193,796)
  Other liabilities and accrued expenses............................................        286,743       (550,219)
                                                                                      -------------  -------------
Cash used in operating activities...................................................     (2,621,477)    (2,190,729)
                                                                                      -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from short-term borrowings.............................................        106,297      2,753,292
Issuance of long-term borrowings....................................................      3,433,171        862,638
Capital Accumulation Plan...........................................................         51,010        (10,714)
Common Stock distributions..........................................................          7,552         10,729
Note repayment from ESOP Trust......................................................          6,587          6,099
Payments for:
  Retirement of Senior Notes........................................................       (660,299)      (478,944)
  Treasury stock purchases..........................................................        (71,165)      (105,655)
Cash dividends paid.................................................................        (47,160)       (47,064)
                                                                                      -------------  -------------
Cash provided by financing activities...............................................      2,825,993      2,990,381
                                                                                      -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements.........................       (108,498)       (52,442)
Purchases of investment securities and other assets.................................        (80,807)       (78,661)
Proceeds from sales of investment securities and other assets.......................          5,402         35,671
                                                                                      -------------  -------------
Cash used in investing activities...................................................       (183,903)       (95,432)
                                                                                      -------------  -------------

Net increase in cash and cash equivalents...........................................         20,613        704,220
Cash and cash equivalents, beginning of period......................................      1,249,132        127,847
                                                                                      -------------  -------------
Cash and cash equivalents, end of period............................................  $   1,269,745  $     832,067
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform with the current period's presentation or restated for the effects of stock dividends. The consolidated financial statements reflect all adjustments which, in the opinion of management, are normal and recurring and are necessary for a fair statement of the results for the interim periods presented. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The nature of the Company's business is such that the results of any interim period may not be indicative of the results to be expected for an entire fiscal year.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments owned and financial instruments sold, but not yet purchased consist of the Company's proprietary trading and investment accounts, at fair value, as follows:

                                                                                     DECEMBER 31,     JUNE 30,
IN THOUSANDS                                                                             1997           1997
-----------------------------------------------------------------------------------  -------------  -------------
Financial instruments owned:
  US government and agency.........................................................  $   8,641,199  $   9,163,407
  Other sovereign governments......................................................      2,663,875      1,847,691
  Corporate equity and convertible debt............................................     10,905,220     11,280,199
  Corporate debt...................................................................      5,777,656      4,961,737
  Derivative financial instruments.................................................      3,556,782      2,780,231
  Mortgages and other mortgage-backed securities...................................      8,811,676      7,858,200
  Other............................................................................        461,819        545,815
                                                                                     -------------  -------------
                                                                                     $  40,818,227  $  38,437,280
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Financial instruments sold, but not yet purchased:
  US government and agency.........................................................  $   8,014,466  $   8,687,884
  Other sovereign governments......................................................      3,119,594      1,479,278
  Corporate equity.................................................................      4,221,154      4,985,396
  Corporate debt...................................................................      1,676,024      1,099,700
  Derivative financial instruments.................................................      5,358,404      4,412,986
  Other............................................................................         60,438        119,552
                                                                                     -------------  -------------
                                                                                     $  22,450,080  $  20,784,796
                                                                                     -------------  -------------
                                                                                     -------------  -------------

3. COMMITMENTS AND CONTINGENCIES

    At December 31, 1997, the Company was contingently liable for unsecured letters of credit of approximately $2.2 billion and letters of credit of approximately $104.0 million secured by financial instruments that are principally used as deposits for securities borrowed and to satisfy margin deposits at option and commodity exchanges.

                        THE BEAR STEARNS COMPANIES INC.

                                  (UNAUDITED)

3. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such suits will not have a material adverse effect on the results of operations or the financial condition of the Company.

4. NET CAPITAL REQUIREMENTS

    The Company's principal operating subsidiary, Bear Stearns & Co. Inc. ("Bear Stearns") and Bear Stearns' wholly owned subsidiary, Bear, Stearns Securities Corp. ("BSSC"), are registered broker-dealers and, accordingly, are subject to Securities and Exchange Commission Rule 15c3-1 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by the capital rules. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At December 31, 1997, Bear Stearns' net capital, as defined, of $1.62 billion exceeded the minimum requirement by $1.59 billion.

    Bear Stearns International Limited ("BSIL") and certain other wholly owned, London-based subsidiaries are subject to regulatory capital requirements of the Securities and Futures Authority.

5. EARNINGS PER SHARE

    The Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, ("SFAS 128") during the quarter ended December 31, 1997. SFAS 128 simplifies the standards for computing and presenting earnings per share ("EPS") previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. As the Company has a simple capital structure and makes a single presentation of earnings per share on the income statement, the adoption of this standard did not affect the reported amounts of EPS for the current or comparable period. EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period presented. Common shares include the assumed distribution of shares of common stock issuable under certain of the Company's deferred compensation arrangements, with appropriate adjustments made to net income for expense accruals related thereto. Additionally, shares of common stock issued or issuable under various employee benefit plans are included as common shares.

6. CASH FLOW INFORMATION

    Cash payments for interest approximated interest expense for the six-months ended December 31, 1997 and December 31, 1996. Income taxes paid totaled $227.1 million and $218.4 million for the six-months ended December 31, 1997 and December 31, 1996, respectively.

7. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of

                        THE BEAR STEARNS COMPANIES INC.

                                  (UNAUDITED)

7. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) cash and derivative financial instruments in order to reduce its exposure to market risk, which includes interest rate, exchange rate, equity price and commodity price risk. SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a future, forward, swap, or option contract, or other financial instruments with similar characteristics such as caps, floors and collars. Generally these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or sell other financial instruments at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price before or on an established date. These financial instruments may have market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

    In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/ contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of currency swaps and foreign exchange forwards and mortgage-backed securities forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

    The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments as of December 31, 1997 and June 30, 1997:

                                                                                           DECEMBER 31,    JUNE 30,
IN BILLIONS                                                                                    1997          1997
-----------------------------------------------------------------------------------------  -------------  -----------
Interest Rate:
  Swap agreements, including options, swaptions, caps, collars, and floors...............    $   251.7     $   208.3
  Futures contracts......................................................................         36.7          34.3
  Options held...........................................................................          4.5           4.0
  Options written........................................................................          0.5           0.7

Foreign Exchange:
  Futures contracts......................................................................         12.0          19.9
  Forward contracts......................................................................         20.1          13.6
  Options held...........................................................................         14.5          10.0
  Options written........................................................................         13.1           9.4

Mortgage-Backed Securities:
  Forward Contracts......................................................................         44.3          40.5

Equity:
  Swap agreements........................................................................          7.5           6.0
  Futures contracts......................................................................          1.2           0.6
  Options held...........................................................................          4.4           2.8
  Options written........................................................................          3.7           2.9

                        THE BEAR STEARNS COMPANIES INC.

                                  (UNAUDITED)

7. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    The derivative instruments used in the Company's trading and dealer activities are recorded at fair value on a daily basis with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

    The fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1997 and June 30, 1997 were as follows:

                                                                    DECEMBER 31,               JUNE 30,
                                                                        1997                     1997
                                                               ----------------------  ------------------------
IN MILLIONS                                                     ASSETS    LIABILITIES    ASSETS     LIABILITIES
-------------------------------------------------------------  ---------  -----------  -----------  -----------
Swap agreements..............................................  $   1,013   $   1,163    $     730    $   1,250
Futures and forward contracts................................        259         316          172          248
Options held.................................................      2,292                    1,880
Options written..............................................                  3,906                     2,927

    The average monthly fair values of the derivative financial instruments for the six-months ended December 31, 1997 and the fiscal year ended June 30, 1997 were as follows:

                                                                     DECEMBER 31,               JUNE 30,
                                                                         1997                     1997
                                                                ----------------------  ------------------------
IN MILLIONS                                                      ASSETS    LIABILITIES    ASSETS     LIABILITIES
--------------------------------------------------------------  ---------  -----------  -----------  -----------
Swap agreements...............................................  $     990   $   1,336    $     734    $   1,029
Futures and forward contracts.................................        283         325          245          218
Options held..................................................      2,501                    1,120
Options written...............................................                  3,692                     1,657

    The notional/contract amounts of these instruments do not represent the Company's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company's exposure to credit risk associated with counterparty nonperformance is limited to the net replacement cost of over-the-counter contracts in a gain position which are recognized in the Company's Consolidated Statements of Financial Condition. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Generally, options written do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform. The Company's net replacement cost of derivatives in a gain position after consideration of collateral at December 31, 1997 was approximately $1,310.2 million.

PROSPECTUS

                                   $7,096,595,162

                        THE BEAR STEARNS COMPANIES INC.

                          DEBT SECURITIES AND WARRANTS

    The Company may issue and sell from time to time, in one or more series with an aggregate initial public offering price of up to $7,096,595,162 (or the equivalent in foreign denominated currency or units based on or relating to such currencies), debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, and warrants ("Warrants") to purchase Debt Securities or to buy and sell government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or other indices or references. The Debt Securities and Warrants are herein collectively referred to as the "Securities." The Debt Securities and Warrants may be offered independently or together for sale directly to purchasers or through dealers, underwriters or agents. The Company will offer the Securities to the public on terms determined by market conditions. The Securities may be sold for, and principal of and interest on Debt Securities and the cash settlement value of the Warrants may be payable in, United States dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

    The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), currency or currency units in which payments will be made (if other than United States dollars), terms for any conversion or exchange (including any provisions for adjustment of such terms), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, the purchase price, exercise price, exercise period, detachability and any other specific terms of any Warrants and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. Such underwriters (and any representative thereof), dealers or agents may include Bear, Stearns & Co. Inc., a wholly owned subsidiary of the Company.

    There are no restrictions in the Indenture (as defined in the Prospectus) on the ability of the Company or its subsidiaries to incur additional unsecured indebtedness or on the ability of the Company to incur additional secured indebtedness except that the Indenture restricts the Company from incurring any indebtedness for borrowed money that is secured by a pledge of the Voting Stock of any Restricted Subsidiary (each as defined in the Prospectus) without effectively providing that the Notes and other indebtedness of the Company under the Indenture will be secured equally and ratably with such secured indebtedness.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT
                       HERETO. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus and the accompanying Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with offers and sales of Debt Securities and Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Bear, Stearns & Co. Inc. may act as a principal or agent in such transactions.
                            ------------------------

                            BEAR, STEARNS & CO. INC.

                                January 21, 1998

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF CERTAIN SECURITIES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THOSE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "PLAN OF DISTRIBUTION."

                            ------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1997 (the "1997 Form 10-K"), (ii) the Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, (iii) the Current Reports on Form 8-K, dated July 29, 1997, August 13, 1997, October 14, 1997, October 28, 1997 and January 14, 1998 and (iv) the Current Report on Form 8-A, dated January 14, 1998. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                            ------------------------

                                  THE COMPANY

    The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes: market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

    The Company is incorporated in Delaware.The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges was 1.3 for the fiscal quarter ended September 26, 1997 and 1.4, 1.4, 1.2, 1.6 and 1.8 for the fiscal years ended June 30, 1997, 1996, 1995, 1994 and 1993, respectively. These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE DEBT SECURITIES OFFERED BY ANY PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL TERMS AND PROVISIONS WILL NOT APPLY TO THE DEBT SECURITIES SO OFFERED WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO THOSE DEBT SECURITIES.

    The Debt Securities will be issued under an Indenture, dated as of May 31, 1991 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

    The Indenture does not limit the principal amount of Debt Securities that may be issued thereunder, and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company. The Company from time to time may, without the consent of the Holders of outstanding Debt Securities, provide for the issuance of other debt securities under the Indenture in addition to the Debt Securities authorized on the date of this Prospectus. The Indenture provides the Company with the ability, in addition to the ability to issue Debt Securities with terms different than those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series. Debt Securities in an aggregate principal amount of up to $7,096,595,162 may be offered pursuant to this Prospectus. As of the date of this Prospectus, $14,164,829,575 aggregate principal amount of Debt Securities have been issued under the Indenture and are outstanding.

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of those Debt Securities, including, where applicable (1) the title of the Debt Securities and the series of which those Debt Securities are a part; (2) the aggregate principal amount of, or any limit on the aggregate principal amount of, those Debt Securities; (3) the date or dates on which those Debt Securities will mature; (4) the rate or rates per annum (which may be fixed or variable) at which those Debt Securities will bear interest, if any; (5) the date or dates on which such interest, if any, will be payable and the record date or dates relating thereto; (6) the provisions, if any, for redemption of those Debt Securities and the redemption price thereof; (7) the sinking fund requirements, if any, with respect to those Debt Securities; (8) whether those Debt Securities provide for payment in United States dollars, a foreign currency or a composite currency; (9) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, including the period during which such Debt Securities may be so converted or exchanged and any specific provisions for adjustment of such terms;
(10) the form (registered or bearer or both) in which those Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the Debt Securities in either form; (11) whether those Debt Securities will be issued in book-entry form (a "Global Security") or in certificated form; (12) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") relating to specified taxes, assessments or other governmental charges in respect of those Debt Securities and whether the Company has the option to redeem those Debt Securities rather than pay such Additional Amounts, and the terms of any such redemption; (13) if the amount of payments of principal of (and premium, if any) or interest, if any, on, and Additional Amounts in respect of those Debt Securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which those amounts will be determined; (14)
the provisions, if any, for the defeasance of those Debt Securities; and (15) any other terms of those Debt Securities not inconsistent with the provisions of the Indenture.

    From time to time Debt Securities may be issued that provide for determination of the amount of payments of principal (and premium, if any), or interest, if any, by reference to an index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Holders of such Debt Securities may receive a payment of principal (and premium, if any) or interest, if any, that is greater or less than the amount of principal (and premium, if any) or interest, if any, that otherwise would be payable on the dates of payment thereof but for such reference, depending on the value on such dates of the applicable index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Information as to the methods for determining the amount of principal (and premium, if any), and interest, if any, payable on any date, the index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method to which the amount payable on such date is linked and certain additional tax considerations (if material) will be set forth in the applicable Prospectus Supplement.

    Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities will be issued only in registered form without coupons ("Registered Securities") in denominations of $1,000 and integral multiples thereof, and in bearer form with or without coupons ("Bearer Securities") in the denomination of $5,000. If Bearer Securities of a series are issued, the federal income tax consequences and other special considerations applicable to those Bearer Securities will be described in the Prospectus Supplement relating to that series.

    Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the Trustee in the City and State of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge that may be imposed in connection therewith. Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities of any series will be described in the Prospectus Supplement relating thereto.

    If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those Debt Securities and such currency will be described in the Prospectus Supplement relating to that series.

    One or more series of Debt Securities may be sold at a substantial discount below its or their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rate. One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

    The Debt Securities will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. The Company extends credit to its subsidiaries from time to time. Extensions of credit to subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries. In addition, since the Company is a holding company, the right of the Company and hence the right of creditors of the Company (including the Holders of the Debt Securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization, or otherwise, is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Furthermore, dividends, loans and advances to the Company from certain of its subsidiaries, including Bear Stearns and BSSC, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and by covenants governing certain indebtedness of those subsidiaries.

    Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the Trustee in the City and State of New York or (in the case of Bearer Securities) at the office of the Trustee located outside the United States maintained for such purpose; provided, however, that payment of interest other than interest payable at maturity (or on the date of redemption, if any, if the Debt Securities are redeemable by the Company prior to maturity, or on the date of repayment, if the Debt Securities are repayable at the option of the Holder thereof prior to maturity) on Registered Securities may be made at the option of the Company by check mailed to the address of the person entitled thereto or, at the option of a Holder of at least $10,000,000 in principal amount of Registered Securities, by wire transfer to an account designated by such Holder in writing at least 16 days prior to the date on which such payment is due. Unless otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States or will otherwise be made inside the United States.

NOTICES

    Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of the Debt Securities, or if the Debt Securities are offered and sold directly by the Company or through agents, by the Company or those agents. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

    Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, payments of principal of (and premium, if any) and any interest on the individual Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

    If interest is paid on a bearer Global Security, or if no interest has been paid but the bearer Global Security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable U.S. Treasury regulations) has ended, the Depositary must provide the Company with a certificate to the effect that the owners of the beneficial interests in the Global Security are non-U.S. persons or U.S. persons that are permitted to hold bearer securities under applicable U.S. Treasury regulations. In general, U.S. persons that are permitted to hold bearer securities are U.S. persons who acquire the securities through the foreign branch of certain U.S. financial institutions and certain U.S. financial institutions that hold the securities for resale to non-U.S. persons or who hold the securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the Depositary by the owners of the beneficial interests.

    If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, then the Company will issue Debt Securities in certificated form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Debt Securities represented by a Global Security and, in that event, will issue Debt Securities in definitive form in exchange for all Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities to be exchanged will be entitled to delivery in definitive form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of that series are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities of that series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of that series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

LIMITATION ON LIENS

    The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the Debt Securities, will be secured equally and ratably with such secured indebtedness. The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any other subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of, a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

MERGER AND CONSOLIDATION

    The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or any state thereof, provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or that shall have received such assets shall expressly assume payment of the principal of, and premium, if any, and interest on, (and any Additional Amounts payable in respect of) the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture.

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture does not restrict (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or a successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving the Company, whether or not involving a change in control, and the Indenture therefore will not protect holders of the Debt Securities from the substantial impact that any of the foregoing transactions may have on the value of the Debt Securities.

MODIFICATION AND WAIVER

    Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the Stated Maturity or the date of any installment of principal of, or interest on, any Debt Security or change the Redemption Price or the Optional Redemption Price thereof; (b) reduce the principal amount of, or the rate of interest on, or the amount of any Additional Amount payable in respect of, any Debt Security or reduce the amount of principal that could be declared due and payable prior to the Stated Maturity of that Debt Security, or change the obligation of the Company to pay any Additional Amounts (except as contemplated or permitted under the Indenture), or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity of that Debt Security pursuant to the Indenture; (c) change the place or currency of any payment of principal, premium, if any, or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.

EVENTS OF DEFAULT

    Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of interest on, or any Additional Amounts payable in respect of, any Debt Securities of that series when due, which default has continued for 30 days; (b) default in the payment of the principal of, and premium, if any, on, any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of that series, which default has continued for 60 days after written notice as provided in the Indenture; (e) default for 10 days after notice as provided in the Indenture, in respect of any other indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $10,000,000 that has been declared due and payable prior to maturity; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default with respect to Debt Securities of that series. Within 90 days after the occurrence of any default, the Trustee shall notify all holders of Debt Securities of such default, unless such default shall have been cured or waived; PROVIDED, HOWEVER, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on, or any additional amounts with respect to, any Debt Security or in the payment of any sinking fund installment with respect to any Debt Security, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of the Debt Securities; and PROVIDED FURTHER, that in the case of any default of the character specified in clause (d) above, no such notice shall be given until at least 30 days after the occurrence thereof. The Trustee or the Holders of 25% in principal amount (or any lesser amount that may be provided for in the Debt Securities of that series) of the outstanding Debt Securities of that series may declare the principal amount of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to the Debt Securities of that series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to the Debt Securities of any series, but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due solely as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except in a case of failure to pay the principal of, and premium, if any, or interest on, or any Additional Amounts payable in respect of, any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of that series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that this direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those Holders, the Trustee shall be entitled to receive from those Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

    The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.

DEFEASANCE

    (a) the deposit and related defeasance would not cause the Holders of the Debt Securities of the series being defeased to recognize income, gain or loss for United States Federal income tax purposes and

(b) if the Debt Securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting. Defeasance provisions, if any, with respect to any series of Debt Securities may be specified by the Company under the terms of the Indenture.

                            DESCRIPTION OF WARRANTS

    THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE WARRANTS TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE WARRANTS OFFERED BY ANY PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL TERMS AND PROVISIONS WILL NOT APPLY TO THE WARRANTS SO OFFERED WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO THOSE WARRANTS.

    The Company may issue Warrants for the purchase of Debt Securities, Warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government Debt Securities"), Warrants to buy or sell currencies, currency units or units of a currency index or currency basket, Warrants to buy or sell units of a stock index or stock basket and Warrants to buy and sell a commodity or units of a commodity index or basket. Warrants may be offered independently of or together with any series of Debt Securities and may be attached to or separate from those Debt Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth herein and in any applicable Prospectus Supplement. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or a trust company, as warrant agent (the "Warrant Agent"), all as described in the Prospectus Supplement relating to that series of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the "Warrant Certificates"), if any, of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those Warrant Certificates or beneficial owners of those Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    Reference is hereby made to the Prospectus Supplemnt relating to the particular series of Warrants, if any, offered thereby for the terms of thse Warrants, including, where applicable: (1) whether the Warrant is for Debt Securities, Government Debt Securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as therein described; (2) the offering price; (3) the currency, currency unit, currency index or currency basket based on or relating to currencies for which those Warrants may be purchased; (4) the date on which the right to exercise those Warrants will commence and the date (the "Expiration Date") on which that right will expire;
(5) whether those Warrants are to be issuable in registered form ("Registered Warrants") or bearer form ("Bearer Warrants"); (6) whether those Warrants are extendable and the period or periods of such extendibility; (7) the terms upon which Bearer Warrants, if any, of any series may be exchanged for Registered Warrants of that series; (8) whether those Warrants will be issued in book-entry form (a "Global Warrant Certificate") or in certificated form; (9) United States federal income tax consequences applicable to those Warrants; and (10) any other terms of those Warrants not inconsistent with the applicable Warrant Agreement.

    If the offered Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe (1) the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the Debt Securities purchasable upon exercise of those Warrants; (2) the designation and terms of the Debt Securities with which those Warrants are issued and the number of those Warrants issued with each such Debt Security; (3) the date or dates on and after which those Warrants and the related Debt Securities will be separately transferable; and (4) the principal amount of Debt Securities purchasable upon exercise of one offered Warrant and the price at which and currency, currency unit or currency basket in which such principal amount of Debt Securities may be purchased upon such exercise. Prior to exercising their Warrants, holders of those Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on, those Debt Securities, or to enforce any of the covenants in the Indenture.

    If the offered Warrants are to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each Warrant, whether those Warrants provide for cash settlement or delivery of the Government Debt Securities or currency, currency unit, currency index or currency basket upon exercise.

    If the offered Warrants are Warrants on a stock index or a stock basket, those Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in such stock index or stock basket, and the Prospectus Supplement will describe the terms of those Warrants, the stock index or stock basket covered by those Warrants and the market to which the stock index or stock basket relates.

    If the offered Warrants are Warrants on a commodity or commodity index, those Warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe the terms of those Warrants, the commodity or commodity index covered by those Warrants and the market, if any, to which the commodity or commodity index relates.

    Registered Warrants of any series will be exchangeable for Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for that series of Warrants (or any other office indicated in the Prospectus Supplement relating to that series of Warrants). Warrants to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, and Warrants on stock indices or stock baskets or on commodities or commodity indices, may be issued in the form of a single Global Warrant Certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by the Company, for interests in a Global Warrant Certificate, as set forth in the applicable Prospectus Supplement. Bearer Warrants will be transferable by delivery. The Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

EXERCISE OF WARRANTS

    Each Warrant will entitle the Holder to purchase such principal amount of the Debt Securities or buy or sell such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price, or receive a settlement value in respect of such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the Prospectus Supplement relating to that series of Warrants or as otherwise set forth in the Prospectus Supplement. Warrants may be exercised at the corporate trust office of the Warrant Agent (or any other office indicated in the Prospectus Supplement relating to those Warrants) at any time up to 5:00 p.m. New York time on the date set forth in the Prospectus Supplement relating to those Warrants or as may be otherwise set forth in the Prospectus Supplement. After such time on that date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, or (except in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and any payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or buy or sell such Government Debt Securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the Warrants. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants. Special provisions relating to the exercise of any Bearer Warrants or automatic exercise of Warrants will be described in the related Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

    In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security or during the restricted period (as defined in applicable U.S. Treasury regulations) of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

    Each Bearer Security, including Bearer Global Securities that will not be exchanged for definitive individual Securities prior to the stated maturity, will bear on the face of the Security and on any interest coupons that may be detachable therefrom a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange, redemption or other disposition of those Bearer Securities. The legend described above will also be evidenced on any book-entry system maintained with respect to the Bearer Securities.

    As used herein, "United States" means the United States of America and its possessions, and "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security. Following the availability of a definitive Global Security in bearer form, or individual Bearer Securities, and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership" unless such a certificate has already been provided by the Depositary because interest has been paid on the Global Security or because a reasonable period of time after the end of the restricted period has passed.

    Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to those Bearer Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Securities covered thereby, including (i) whether that offering is being made to underwriters or through agents; (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and
(iii) the purchase price or initial public offering price of the Securities and the anticipated proceeds to the Company from the sale of the Securities.

    When Securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Securities if any are purchased. The Securities will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

    To the extent that any Securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Securities will be reduced. Bear Stearns intends to resell any of those Securities from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

    Unless otherwise indicated in the applicable Prospectus Supplement, when Securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Securities for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

    Securities purchased in accordance with a redemption or repayment pursuant to their terms may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed by them.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

    Underwriters and agents participating in any distribution of Securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

    Following the initial distribution of any series of Securities, Bear Stearns may offer and sell previously issued Securities of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. This Prospectus and the Prospectus Supplement applicable to those Securities will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

    In order to facilitate the offering of certain Securities hereunder, certain persons participating in the offering of those Securities may engage in transactions that stabilize, maintain or otherwise affect the price of those Securities during and after the offering of those Securities. Specifically, if so set forth in the applicable Prospectus Supplement, the underwriters of those Securities may over-allot or otherwise create a short position in those Securities for their own account by selling more of those Securities than have been sold to them by the Company and may elect to cover any such short position by purchasing those Securities in the open market. In addition, the underwriters may stabilize or maintain the price of those Securities by bidding for or purchasing those Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

    Because Bear Stearns is a wholly owned subsidiary of the Company, each distribution of Securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                              ERISA CONSIDERATIONS

    Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

    Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (e.g., investment manager, trustee or custodian), any person providing services (e.g., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

    Each of the Company, Bear Stearns and BSSC is considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Securities by a Plan with respect to which the Company, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

    Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions ("PTCEs") (e.g., PTCE 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective trust funds, PTCE

95-60 relating to insurance company general accounts and PTCEs 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

    A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to a penalty under ERISA. Code Section 4975 generally imposes an excise tax on Disqualified Persons who engage, directly or indirectly, in similar types of non-exempt transactions with the assets of Plans subject to such Section.

    In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the Company, Bear Stearns and/or BSSC should consult with counsel prior to making any such acquisition.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

    The validity of the Debt Securities and the Warrants will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                           PRINCIPAL EXECUTIVE OFFICE
                                 OF THE COMPANY

                        THE BEAR STEARNS COMPANIES INC.
                                245 Park Avenue
                               New York, NY 10167

                 TRUSTEE, REGISTRAR AND PRINCIPAL PAYING AGENT

                            THE CHASE MANHATTAN BANK
                              450 West 33rd Street
                               New York, NY 10001

                       PAYING AGENTS AND TRANSFER AGENTS

          THE CHASE MANHATTAN BANK                       THE CHASE MANHATTAN BANK
               Trinity Towers                                 Edinburgh Tower
            9 Thomas More Street                              15 Queens Road
                London E1 9YT                               Central, Hong Kong

                                 LEGAL ADVISERS

TO THE UNDERWRITERS AS TO US AND ENGLISH LAW            TO THE COMPANY AS TO US LAW
                ALLEN & OVERY                           WEIL, GOTSHAL & MANGES LLP
              Swiss Bank Tower                               767 Fifth Avenue
             10 East 50th Street                            New York, NY 10153
             New York, NY 10022

                    TO THE UNDERWRITERS AS TO HONG KONG LAW
                                 ALLEN & OVERY
                             Three Exchange Square
                               8 Connaught Place
                                   Hong Kong

                            AUDITORS OF THE COMPANY
                             DELOITTE & TOUCHE LLP
                                 1633 Broadway
                               New York, NY 10019

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR CONSISTENT WITH THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

             PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents
  by Reference.................................        S-3
Summary of the Offering........................        S-4
Ratio of Earnings to Fixed Charges.............        S-7
The Bear Stearns Companies Inc.................        S-7
Use of Proceeds................................       S-10
Capitalization.................................       S-11
Selected Consolidated Financial Data...........       S-12
Description of the Notes.......................       S-13
Description of the Company.....................       S-20
Certain United States Federal Income Tax
  Considerations...............................       S-31
Underwriting...................................       S-35
Legal Opinions.................................       S-38
General Information............................       S-38
Report of the Independent Auditors of The Bear
  Stearns Companies Inc........................        F-1
Financial Statements...........................        F-2


                  PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          3
The Company....................................          4
Use of Proceeds................................          4
Ratio of Earnings to Fixed Charges.............          4
Description of Debt Securities.................          5
Description of Warrants........................         11
Limitations on Issuance of Bearer Securities
  and Bearer Warrants..........................         13
Plan of Distribution...........................         14
ERISA Considerations...........................         15
Experts........................................         16
Validity of the Securities.....................         16

                                  $500,000,000
                                THE BEAR STEARNS
                                 COMPANIES INC.

                               6.20% GLOBAL NOTES
                                    DUE 2003

                          ----------------------------
                             PROSPECTUS SUPPLEMENT
                          ----------------------------

                      BEAR, STEARNS INTERNATIONAL LIMITED
                                    ABN AMRO
                         CHASE MANHATTAN INTERNATIONAL
                                    LIMITED
                           CITIBANK INTERNATIONAL PLC
                           DRESDNER KLEINWORT BENSON
                                  HSBC MARKETS
                                LEHMAN BROTHERS
                           MORGAN STANLEY DEAN WITTER
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                                    PARIBAS
                       SALOMON SMITH BARNEY INTERNATIONAL

                                 MARCH 24, 1998

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